EXHIBIT 10.1

CONFIDENTIAL

STOCK AND ASSET PURCHASE AGREEMENT

dated as of November 6, 2006

between

MRA SYSTEMS, INC.

and

AVNET, INC.

EXHIBITS

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H	List of Business Subsidiaries Definitions Transition Services Agreement Employee Matters [Reserved] Transaction Accounting Principles Estimated Balance Sheet Post-Closing Agreement

This STOCK AND ASSET PURCHASE AGREEMENT, dated as of November 6, 2006, is made between MRA Systems, Inc., a Delaware corporation (the “Company”) and Avnet, Inc., a New York corporation (the “Acquiror”).

PRELIMINARY STATEMENTS

A. The Company owns all of the issued and outstanding shares of or ownership interests in the entities identified in Exhibit A hereto as the “Business Subsidiaries” (collectively, the “Business Subsidiaries”).

B. The Company and the Business Subsidiaries are presently engaged in the business of distributing complex computer products, solutions and services to reseller customers (such business, as conducted by the Company (with the Transferred Assets and Assumed Liabilities) and the Business Subsidiaries, the “Business”).

C. The Company wishes to sell to the Acquiror, and the Acquiror wishes to purchase from the Company, (i) all of the issued and outstanding shares of, or other equity interests in, the Business Subsidiaries that are held by the Company (the “Equity Interests”), and (ii) certain of the assets of the Company, to the extent exclusively used in connection with the conduct and operation of the Business, upon the terms and subject to the conditions set forth in this Agreement. In addition, the Acquiror wishes to assume, and the Company wishes to have the Acquiror assume, all of the liabilities of the Company relating to the Business, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit B to, or elsewhere in, this Agreement.

ARTICLE II.

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, the Company shall sell, convey, assign, transfer and deliver to the Acquiror and/or one or more Acquiror designees (which shall in each case, be a direct or indirect wholly owned Subsidiary of Acquiror) (each, an “Acquiror Designee”), free and clear of all Liens, and the Acquiror shall (and/or shall cause one or more Acquiror Designees to) purchase, acquire and accept from the Company, all of the Company’s right, title and interest in and to the Equity Interests.

Section 2.02. Purchase and Sale of Assets(a) . (a) Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, the Company shall sell, convey, assign, transfer and deliver, or shall cause to be sold, conveyed, assigned, transferred and delivered, to the Acquiror, free and clear of all Liens, except for Permitted Liens, and the Acquiror shall purchase, acquire and accept from the Company, all right, title and interest of the Company in, to and under all of the assets, properties, rights, licenses, Contracts and businesses, of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are both owned, leased or licensed by the Company as of the Effective Time and used exclusively in the conduct of the operation of the Business as the same shall exist at the Effective Time, including all such assets shown on the Reference Balance Sheet and not disposed of as permitted by this Agreement, and all such assets of the Business acquired by the Company after the date of the Reference Balance Sheet and prior to the Effective Time, but excluding the Equity Interests (collectively, the “Transferred Assets”), and including all right, title and interest of the Company in, to and under:

(i) all personal property and interests therein, including equipment, furniture, office equipment, software, communications equipment, vehicles, spare and replacement parts, fuel and other tangible personal property, used exclusively in the conduct of the operation of the Business;

(ii) all inventory, finished goods, supplies, other goods held for sale or lease and other inventories, in each case, used exclusively in connection with the Business;

(iii) all rights under Contracts that relate exclusively to the Business (the “Assumed Contracts”), including the Contracts listed on Schedule 2.02(a)(iii);

(iv) all real property leased by the Company and used exclusively in the conduct of the operation of the Business and all improvements thereto, including those listed in Section 3.19 of the Disclosure Schedule, but excluding the real property leases described in Section 2.02(b)(iii);

(v) all accounts, notes, vendor and other receivables that relate exclusively to the Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, and any and all credit insurance policies related thereto;

(vi) all expenses that have been prepaid by the Company to the extent exclusively relating to the Business, including value added and ad valorem Taxes and lease and rental payments;

(vii) all unliquidated rights under manufacturers’ and vendors’ warranties;

(viii) all Business Intellectual Property owned or licensed by the Company;

(ix) all transferable permits used exclusively in the conduct of the operation of the Business (the “Business Permits”);

(x) all books, records, files and papers, whether in hard copy or computer format, used exclusively in the conduct of the operation of the Business, including any of the foregoing constituting sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records (to the extent that the Company is not prohibited by Law from delivering or transferring the same to the Acquiror) and copies of any information relating to Taxes imposed on the Business (but excluding any Income Tax Returns);

(xi) all computer software programs and data owned or licensed by the Company and used exclusively in the conduct of the operation of the Business;

(xii) all capital stock, equity interests and rights convertible into or exercisable for capital stock or equity interests, in each case, as set forth on Schedule 2.02(a)(xii);

(xiii) all goodwill and other intangible assets associated exclusively with the Transferred Assets; and

(xiv) except for (and solely to the extent of) any Excluded Assets of the type described in Section 2.01(b)(x) below, all rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of the Company to the extent relating exclusively to the Business or the Transferred Assets, including all rights under all guarantees, warranties, indemnities and similar rights in favor of the Company.

(b) Excluded Assets. The Acquiror expressly understands and agrees that the following assets and properties of the Company (collectively, the “Excluded Assets”), shall be retained by the Company, and shall be excluded from the Transferred Assets, notwithstanding any other provision of this Agreement:

(i) all cash on hand or held by any bank (including in any bank account of General Electric Capital Corporation);

(ii) the GE Name and GE Marks, together with any Contracts granting rights to use the same, and all Business Intellectual Property to the extent the same incorporate the GE Name or the GE Marks;

(iii) the real property leases relating to the real property located at: (i) Dovecote Business Park, Old Hall Road, Sale, Cheshire M33 2GZ, UNITED KINGDOM, (ii) 25 Green Street, London W1K 7AX, UNITED KINGDOM, (iii) Avenida Europa 22, Parque Empressarial La Moraleja, 28108 Alcobendas, Madrid, SPAIN, and (iv) Rui Quinta do Quinta, Edificio D. José, 2744-533 Paco D’arcos, PORTUGAL, and all improvements thereto (collectively, the “Excluded Real Property Leases”);

(iv) Tax assets and Income Tax Returns;

(v) the Company’s employee benefit plans, programs, arrangements, agreements (including collective bargaining agreements, but not including employment agreements with Relevant Employees) and policies, and any assets related thereto (the “Benefits Arrangements”), except as provided in Exhibit D;

(vi) all policies of or agreements for insurance and interests in insurance pools and programs, other than the credit insurance policies described in Section 2.02(a)(v) above (the “Insurance Arrangements”);

(vii) any assets sold or otherwise disposed of by the Company not in violation of any provisions of this Agreement;

(viii) all Intellectual Property other than the Business Intellectual Property, including, for the avoidance of doubt, the GE Name and GE Marks;

(ix) all intercompany arrangements or agreements between the Company and any Affiliate of the Company (including, without limitation, any intercompany Debt, but excluding the intercompany arrangements and agreements set forth in Schedule 2.02(b)(ix)) (the “Intercompany Agreements”);

(x) all rights of the Company or any of its Affiliates in and to any causes of action against any third party relating to any period through the Effective Time to the extent that either (x) such rights and interests provide for indemnity or exculpation rights in respect of circumstances or occurrences prior to the Effective Time (other than with respect to, and to the extent of, an Assumed Liability) or (y) the assertion of such rights is necessary or useful in defending any claim that may be asserted against the Company with respect to circumstances or occurrences prior to the Effective Time (other than with respect to, and to the extent that such claim constitutes an Assumed Liability); and

(xi) all other assets and properties of the Company, other than the Transferred Assets;

it being agreed that, for the avoidance of doubt, in no event shall any assets or properties of the Business Subsidiaries be deemed to constitute “Excluded Assets”.

(c) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, the Acquiror hereby agrees, effective as of the Effective Time, to assume and to pay, discharge and perform all liabilities, commitments and obligations of every kind and description of the Company relating to the Transferred Assets or the Business, as the same shall exist as of the Effective Time including, without limitation, all liabilities and obligations for Taxes or benefits and compensation for which the Acquiror bears the ultimate responsibility pursuant to an obligation to assume, indemnify or reimburse hereunder or under Exhibit D of this Agreement (the “Assumed Liabilities”); provided, however, that the Acquiror shall not assume or agree to pay or discharge any (i) Debt of the Company, (ii) liability (including Taxes) or obligation of the Company directly relating to or arising under any Excluded Asset, (iii) liability or obligation of the Company for Taxes in respect of the Transferred Assets, to the extent in respect of taxable periods (or the portions of such periods) ending on or prior to the Effective Time, or (iv) liability or obligation (to the extent arising in respect of periods prior to the Effective Time) for benefits or compensation for which the Company bears the ultimate responsibility pursuant to an obligation to retain, indemnify or reimburse hereunder or under Exhibit D of this Agreement (all such Debt, liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).

Section 2.03. Assignment of Contracts and Rights; Permits(a) . (a)  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof (or, in the case of an assignment thereof to the NewCo referred to in Section 5.19, the subsequent transfer of the ownership interests in NewCo to the Acquiror), without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Acquiror, the Company or NewCo (as applicable) thereunder; provided that this Section 2.03 shall not limit the Company’s obligation to transfer Newco under Section 5.19. Subject to Section 5.05(e) and 5.19, prior to Closing the Company will use its commercially reasonable efforts to obtain the consent of the other parties to any such Transferred Asset or any claim or right or any benefit arising thereunder for the assignment thereof directly to the Acquiror. If such consent is not obtained, or if an attempted assignment thereof to Acquiror (or to NewCo followed by the transfer of the ownership interests in NewCo to the Acquiror) would be ineffective or would adversely affect the rights of the Company or NewCo thereunder so that the Acquiror or NewCo would not in fact receive all such rights, the Company and the Acquiror will, subject to Section 5.05(e), cooperate in a mutually agreeable arrangement under which the Acquiror would obtain the benefits and assume the obligations and bear the economic burden thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Acquiror, or under which the Company would enforce for the benefit of (and at the expense of) the Acquiror any and all of its rights against a third party thereto, and the Company would promptly pay to the Acquiror when received all monies received by them under any Transferred Asset or any claim or right or any benefit arising thereunder.

(b)  From and after Closing, the Acquiror may seek to obtain new or replacement permits in substitution for permits used in the conduct of the operation of the Business prior to Closing that are not transferable to Acquiror as Business Permits hereunder. In connection with such efforts, the Company shall use commercially reasonable efforts to cooperate with the Acquiror (at the Acquiror’s sole cost and expense) to obtain such new or replacement permits.

Section 2.04. Closing. On the Fiscal End of the calendar month during which all of the conditions set forth in Sections 8.01(b) and 8.02(b) shall have been satisfied or waived in accordance with this Agreement (other than those which, by their nature, are to be satisfied at Closing, but subject to such satisfaction), or on such other date as the Company and the Acquiror may mutually agree in writing (provided that, in either case, the other conditions to closing specified in Sections 8.01 and 8.02 are then satisfied or have been waived), the sale and purchase of the Equity Interests and the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) that will be held in New York City at the offices of Weil, Gotshal & Manges LLP, or such other place as the Company and the Acquiror may agree in writing, the date on which the Closing actually takes place being the “Closing Date.”

Section 2.05. Purchase Price(a) . (a) The “Purchase Price” for the Equity Interests and the Transferred Assets shall be an amount equal to $412,500,000 plus the amount (if any) by which the Closing Shareholder’s Equity exceeds $302.4 million and minus the amount (if any) by which the Closing Shareholder’s Equity is less than $302.4 million.

(b) The Purchase Price shall be allocated $360,508,323 for the Transferred Assets and the assets of Newco, $1,807,260 for the shares of Access Graphics Ltd., $917,585 for the shares of Access Graphics Canada Inc., and $49,266,832 for the shares of Access Graphics BV unless Closing Shareholder’s Equity does not equal $302.4 million (in which case appropriate adjustments shall be made, on a dollar-for-dollar basis, to the extent that the net book values for the Transferred Assets and the assets of Newco, the shares of Access Graphics Ltd., the shares of Access Graphics Canada Inc. or the shares of Access Graphics BV are greater or less than the values for the same set forth on Schedule 2 hereto).

(c) Not later than ten (10) Business Days prior to the Closing, the Company and the Acquiror shall negotiate and draft a schedule (the “Draft Allocation Schedule”) allocating the amounts allocated to the Transferred Assets and the assets of Newco, and the shares of Access Graphics Ltd. under Section 2.05(b) among the Transferred Assets and the assets of Newco, and the assets of Access Graphics Ltd. The Draft Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Following the Closing, the Draft Allocation Schedule shall be appropriately adjusted to reflect the Purchase Price (as so adjusted the “Final Allocation Schedule”). The Final Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. The Company and the Acquiror shall each file IRS Form 8594 and all Tax Returns in accordance with the Final Allocation Schedule.

(d) The Company and the Acquiror shall treat any payments made pursuant to Article X as adjustments to the Purchase Price for Tax purposes unless a final determination by a Governmental Authority of competent jurisdiction causes any such payment not to be so treated. If an adjustment is made with respect to the Purchase Price pursuant to Section 2.10 or this Section 2.05(d), the Company and the Acquiror agree, for all Tax purposes, to allocate such adjustment among the Equity Interests and the Transferred Assets, and further among the assets of Access Graphics Ltd., based on the item or items to which such adjustment is principally attributable.

Section 2.06. Estimated Balance Sheet(a) . (a) Not less than five (5) Business Days prior to the anticipated Closing Date, the Company shall provide the Acquiror with a preliminary estimated pro forma balance sheet of the Business as of the Effective Time (the “Estimated Balance Sheet”), which shall be accompanied by a notice (the “Closing Notice”) that sets forth (i) the Company’s good faith determination of the Closing Shareholder’s Equity and (ii) the Closing Payment. The Estimated Balance Sheet shall (w) be prepared by the Company in accordance with the Transaction Accounting Principles, (x) reflect the Company’s estimate of the Special Adjustments, (y) be in the form attached hereto as Exhibit G, and (z) shall be reasonably acceptable (as to the items set forth thereon being reflected in a manner consistent with the Transaction Accounting Principles) to the Acquiror.

(b) The “Closing Payment” shall be the amount specified in the Closing Notice and shall be equal to $412,500,000 (i) plus, if the Closing Shareholders’ Equity (determined as if the Estimated Balance Sheet was the final Adjusted Closing Balance Sheet) exceeds $302.4 million (such excess amount, if any, is referred to as the “Excess Amount”), the lesser of (A) the Excess Amount and (B) $25,000,000 or (ii) minus the amount (if any) by which the Closing Shareholders’ Equity (determined as if the Estimated Balance Sheet was the final Adjusted Closing Balance Sheet) is less than $302.4 million.

Section 2.07. Closing Deliveries by the Company

(a) At the Closing, the Company shall deliver or cause to be delivered to the Acquiror:

(i) the certificates or other applicable instruments evidencing the Equity Interests, duly endorsed in blank or accompanied by powers duly executed in blank including:

(A)	with respect to the Equity Interests of Access Graphics BV, (1) a true copy of a deed of transfer of the Equity Interests of Access Graphics BV to the Acquiror, executed before a civil notary officiating in Amsterdam, the Netherlands, together with a copy of the shareholder’s register of Access Graphics BV in which the transfer of the Equity Interests of Access Graphics BV is registered, so as to transfer and assign to the Acquiror good and valid title to the Equity Interests of Access Graphics BV, and to constitute the Acquiror the sole beneficial and record owner thereof, (2) the corporate records of Access Graphics BV and the local branches which it operates in Spain and France (“Branches”), including a copy of the deed of incorporation and the minute books thereof, (3) the resignations of all the representatives of the Branches and the directors, in each case acknowledging that he has no claim against the Branches or Access Graphics BV, as the case may be, for loss of office or otherwise, (4) the resignation of the auditors of Access Graphics BV, (5) an executed resolution of the general meeting of the shareholders of Access Graphics BV in which it shall be resolved that, with effect from Closing: (I) all the directors shall be removed with full discharge of their office duties, (II) such persons as the Acquirer nominates are appointed as additional directors, and (III) such firm as is designated by Acquiror in writing no later than five Business Days prior to Closing is appointed as auditors, and (6) an executed resolution of the board of directors of Access Graphics BV in which it is resolved that, (I) with effect from Closing, its registered address is changed to such address as is designated in writing by the Acquior no later than five Business Days prior to Closing, (II) the authority granted to all Branch representatives to represent and bind Access Graphics BV is revoked, and (III) the granting of authority to Branch representatives nominated by the Acquiror to represent and bind Access Graphics BV is approved;

(B)	with respect to the Equity Interests of Access Graphics Ltd.: (1) share certificates evidencing all of the issued Equity Interests of Access Graphics Ltd., duly executed stock transfer form(s) for the Equity Interests of Access Graphics Ltd. in favor of the Acquiror, (2) any power of attorney or other authority under which any transfer is executed on behalf of Access Graphics Ltd. and an executed irrevocable power of attorney in favor of the Acquiror empowering the Acquiror to exercise the Company’s rights as a shareholder of Access Graphics Ltd. pending stamping and registration of the transfer of the Equity Interests of Access Graphics Ltd., (3) such waivers or consents as may be necessary to enable the Acquiror to become the registered holder of all the allotted and issued Equity Interests of Access Graphics Ltd, (4) the certificate of incorporation, common seal (if in the possession and control of the Company), minute books, statutory registers and share certificate books, (5) the resignations of all the directors and the secretary with effect from Closing, in each case acknowledging under seal that he has no claim against Access Graphics Ltd., whether for loss of office or otherwise, (6) the resignation of the auditors confirming that, in accordance with section 394 of the Companies Act 1985, there are no circumstances connected with their resignation which should be brought to the attention of the members or creditors of Access Graphics Ltd and that no fees are due to them, (7) a certified copy of the minutes of a board meeting at which it was resolved that, with effect from Closing:

(I)	such persons as the Acquiror nominates are appointed as additional directors and the secretary of Access Graphics Ltd,

(II)	its registered office is changed to such address as is designated by Acquiror in writing no later than five Business Days prior to Closing,

(III)	the transfers referred to in paragraph 2.07(i)(B) above (subject only to their being duly stamped) are approved for registration,

(IV)	such firm as is designated by Acquiror no later than five Business Days prior to Closing is appointed as auditors,

(V)	its bank mandates are revised in such manner as the Acquiror requires;, and

(C)	with respect to the Equity Interests of Access Graphics Canada Inc., (1) appropriate resolutions for, and evidence of transfer of the Equity Interests of Access Graphics Canada Inc. on, the share register of such Person, (2) the resignation of all directors and officers as required by Acquiror, and (3) the corporate records of Access Graphics Canada Inc., including the minute books thereof;

(ii) a receipt for the Closing Payment;

(iii) certificates of the Secretary, Assistant Secretary or other officer of the Company, dated the Closing Date, as to the resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements;

(iv) the Transition Services Agreement, the Post-Closing Agreement and the other documents required to be delivered pursuant to Section 8.02;

(v) the Bill of Sale, Assignment and Assumption Agreement and such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in the Acquiror all right, title and interest in, to and under the Transferred Assets; and

(vi) a certificate or certificates, in compliance with Treasury Regulations Section 1.1445-2, certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code.

Section 2.08. Closing Deliveries by the Acquiror. At the Closing, the Acquiror shall deliver to the Company:

(i) subject to Section 2.12, the Closing Payment, as specified in the Closing Notice, by delivery of (A) a check (the “Closing Check”) in the amount equal to the sum of the Closing Payment plus (if the Closing Date is not a Business Day) interest thereon from (but excluding) the Closing Date to (but excluding) the next succeeding Business Day, calculated at the Settlement Rate, together with (B) an Acceptable Letter of Credit, dated as of the Closing Date;

(ii) the Bill of Sale, Assignment and Assumption Agreement;

(iii) any transfer Tax stamps required to be paid at or prior to Closing;

(iv) a receipt for the Equity Interests;

(v) a certificate of the Secretary or Assistant Secretary of the Acquiror, dated the Closing Date, as to the resolutions duly and validly adopted by the Board of Directors of the Acquiror evidencing its authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Acquiror is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements; and

(vi) the Transition Services Agreement, the Post-Closing Agreement and the other documents required to be delivered pursuant to Section 8.01.

Section 2.09. Preparation of Closing Balance Sheet and Adjusted Closing Balance Sheet(a) . (a) Closing Balance Sheets.

(i) As soon as practicable following the Closing, the Company shall, with the reasonable cooperation and assistance of the Acquiror, prepare a draft of the Closing Balance Sheet. The draft Closing Balance Sheet shall be prepared as of the Effective Time in accordance with the Transaction Accounting Principles. The Company and Acquiror shall use their respective commercially reasonable efforts to cause the draft Closing Balance Sheet to be completed within ninety (90) days following the Closing Date and, upon completion, such draft balance sheet shall promptly be provided to the Company, the Company’s Accountants, Acquiror and Acquiror’s Accountants.

(ii) Immediately following the preparation and distribution of the draft Closing Balance Sheet, the Company shall cause the Company’s Accountants to audit the draft Closing Balance Sheet, and such audit shall be conducted in accordance with generally accepted auditing standards and shall be sufficient to permit the Company’s Accountants to render its opinion to the effect that the Closing Balance Sheet fairly presents the consolidated financial position of the Business as at the Effective Time in accordance with the Transaction Accounting Principles.

(iii) Following the distribution of the draft Closing Balance Sheet referred to in Section 2.09(a)(i), Acquiror’s Accountants shall be entitled to perform all procedures and take any other steps that Acquiror’s Accountants, in the exercise of their professional judgment, deem appropriate to confirm that the draft Closing Balance Sheet has been prepared in conformity with the standard set forth in Section 2.09(a)(i).

(iv) The Company shall use commercially reasonable efforts to cause the Company’s Accountants to deliver the draft audited Closing Balance Sheet, as referred to in Section 2.09(a)(ii), to each of the Company, the Acquiror and the Acquiror’s Accountants within ninety (90) days following the date of their receipt of the draft Closing Balance Sheet. During the thirty (30) days following their receipt of the draft audited Closing Balance Sheet, both the Company and Acquiror (in consultation with Acquiror’s Accountants) shall have the opportunity to review the draft audited Closing Balance Sheet (together with the Company’s Accountants’ working papers, including any portion thereof pertaining to any proposed adjustment) and, during such 30-day period, Acquiror, Acquiror’s Accountants and the Company shall have the right to propose to the Company’s Accountants those changes to the draft audited Closing Balance Sheet that Acquiror, Acquiror’s Accountants or the Company determine to be appropriate in order to cause the draft audited Closing Balance Sheet to conform, in all respects, to the standard set forth in Section 2.09(a)(i).

(v) Concurrent with the delivery to the Company, the Acquiror and the Acquiror’s Accountants of the draft audited Closing Balance Sheet, the Company shall cause the Company’s Accountants to prepare (after consultation with the Company), and to deliver, within ten (10) days of the end of the 30-day period referred to in Section 2.09(a)(iv), to the Company, the Acquiror and the Acquiror’s Accountants a draft Adjusted Closing Balance Sheet. Both the Company and Acquiror (in consultation with Acquiror’s Accountants) shall have the opportunity to review the draft Adjusted Closing Balance Sheet during the fifteen (15) days following their receipt thereof.

(vi) In the event of any dispute between Acquiror and Acquiror’s Accountants, on the one hand, and the Company and the Company’s Accountants, on the other hand, regarding any of the adjustments proposed by Acquiror or Acquiror’s Accountants, on the one hand, or the Company or the Company’s Accountants, on the other hand, with respect to the draft Closing Balance Sheet or the draft Adjusted Closing Balance Sheet, which Acquiror and Acquiror’s Accountants, on the one hand, and the Company and the Company’s Accountants, on the other hand, fail to resolve within forty-five (45) days after the receipt thereof, as the case may be, either Acquiror or the Company shall have the right, upon delivery of written notice to the other party, to require that such dispute be resolved in accordance with the provisions set forth in Section 2.09(b) hereof. Promptly following the resolution of any disputes with respect to any proposed adjustments to the draft Closing Balance Sheet or to the draft Adjusted Closing Balance Sheet, the Company shall cause the Company’s Accountants to prepare and deliver to the Company and Acquiror the final audited Closing Balance Sheet and the final Adjusted Closing Balance Sheet, each of which shall reflect all adjustments thereto which have been agreed upon by Acquiror and Acquiror’s Accountants, on the one hand, and the Company and the Company’s Accountants, on the other hand, or which have been resolved pursuant to Section 2.09(b) hereof.

(vii) Each of Acquiror, Acquiror’s Accountants, the Company and the Company’s Accountants shall have full access to all relevant accounting, financial and other records reasonably requested by it in connection with the preparation, confirmation or review of the Closing Balance Sheet and the Adjusted Closing Balance Sheet as well as to the Company’s Accountants’ work papers with respect thereto and draft opinion thereon, subject to the execution of a customary agreement relating to such access to work papers in form and substance reasonably acceptable to the Company’s Accountants. Without limiting the foregoing, (A) each party shall (and Acquiror shall cause the Business Subsidiaries to) make available to the other parties and their accountants such books, records and personnel as they may reasonably request in connection with the preparation or confirmation of the Closing Balance Sheet and the Adjusted Closing Balance Sheet or the review of the Company’s Accountants’ draft opinion and (B) the Acquiror’s Accountants shall be entitled to perform all reasonable procedures and take any other reasonable steps that Acquiror’s Accountants, in the exercise of their professional judgment, deem appropriate to determine whether (x) the draft Closing Balance Sheet has been prepared in conformity with the standards set forth in Section 2.09(a)(i) and (y) the Adjusted Closing Balance Sheet has been prepared in conformity with the standards set forth in Section 2.09(a)(v), provided, that such procedures and other steps performed or taken pursuant to this clause (B) shall not unreasonably interfere with the business or operations of the Company.

(viii) For purposes of this Agreement, (x) the final “Closing Balance Sheet” shall mean (i) the draft audited Closing Balance Sheet delivered by the Company’s Accountants pursuant to Section 2.09(a)(iv) if neither the Company nor Acquiror notifies the Company’s Accountants regarding any proposed changes during the 30-day period referred to in Section 2.09(a)(iv), (ii) such draft audited Closing Balance Sheet as may be adjusted by Acquiror and the Company with respect to any disputes relating thereto that are resolved by agreement of the parties (and their respective independent accountants) pursuant to Section 2.09(a)(vi), or (iii) such draft audited Closing Balance Sheet as adjusted pursuant to any determination of the Selected Accounting Firm pursuant to Section 2.09(b); and (y) the final “Adjusted Closing Balance Sheet” shall mean (i) the draft Adjusted Closing Balance Sheet as delivered by the Company and the Company’s Accountants pursuant to Section 2.09(a)(v) if neither the Company nor Acquiror notifies the Company’s Accountants regarding any proposed changes during the 15-day period referred to in Section 2.09(a)(v), (ii) such draft Adjusted Closing Balance Sheet as may be adjusted by Acquiror and the Company with respect to any disputes relating thereto that are resolved by agreement of the parties (and their respective independent accountants) pursuant to Section 2.09(a)(vi), or (iii) such draft Adjusted Closing Balance Sheet as adjusted pursuant to any determination of the Selected Accounting Firm pursuant to Section 2.09(b).

(b) Conflict Resolution Mechanism. Any dispute involving any of the adjustments to the draft Closing Balance Sheet or the Adjusted Closing Balance Sheet proposed by Acquiror, the Acquiror’s Accountants or the Company including any interpretation or application of any provision of this Agreement affecting the preparation of the Closing Balance Sheet or the Adjusted Closing Balance Sheet, not resolved by Acquiror and the Company within forty-five (45) days of the relevant date of receipt thereof, upon the election of Acquiror or the Company, shall be resolved by the Selected Accounting Firm. The Company and the Acquiror shall submit in writing to such Selected Accounting Firm their briefs detailing their views as to the nature and amount of each item remaining in dispute. The Selected Accounting Firm shall resolve only issues upon which the Company and Acquiror have been unable to agree within the range of the difference between the Company’s position with respect thereto and the Acquiror’s position with respect thereto. The Acquiror and the Company shall use their reasonable best efforts to cause the Selected Accounting Firm to render its decision within twenty (20) Business Days after appointment of the Selected Accounting Firm. The decision of the Selected Accounting Firm shall be final and binding upon the parties.

(c) Payment of Fees. The Company shall pay all of the fees of the Company’s Accountants and all expenses incurred by such firm in connection with the tasks outlined in this Section 2.09, and Acquiror shall pay all fees of Acquiror’s Accountants and all expenses incurred by such firm in connection with the tasks outlined in this Section 2.09. The Company and Acquiror shall each pay one-half of the fees and expenses incurred in connection with any disputes that are resolved by the Selected Accounting Firm pursuant to Section 2.09(b).

(d) Cooperation. The Company and Acquiror shall cooperate, the Company shall use its reasonable best efforts to cause the Company’s Accountants to cooperate, Acquiror shall use its reasonable best efforts to cause Acquiror’s Accountants to cooperate, and Acquiror shall cause the Business Subsidiaries to cooperate, with each other in connection with all of their activities undertaken in connection with this Section 2.09.

Section 2.10. Settlement Payments. If (a) the Closing Payment is less than the Adjusted Closing Payment, then the Acquiror shall pay in cash to the Company, on the Settlement Date, the amount of the Settlement Payment plus Settlement Interest thereon, or (b) the Adjusted Closing Payment is less than the Closing Payment, then the Company shall pay in cash to the Acquiror, on the Settlement Date, the amount of the Settlement Payment plus Settlement Interest thereon.

Section 2.11. Payments and Computations. Except for the payment of the Closing Payment (which shall be paid at the Closing), each party shall make each payment due to the other party under this Agreement not later than 11:00 a.m., New York City time, on the day when due. All payments (excluding the Closing Payment) shall be paid by wire transfer in immediately available funds to the account or accounts designated by the party receiving such payment and shall be free and clear of any withholding for Taxes. All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

Section 2.12. Section 116 Certificate. On or before the Closing, the Company agrees to obtain and deliver to the Acquiror, or its designee, a certificate issued by the Minister of National Revenue of Canada under Section 116 of the Income Tax Act (Canada) (the “Section 116 Certificate”) having a certificate limit of not less than the portion of the Purchase Price attributable to the shares of Access Graphics Canada Inc. In the event that the Section 116 Certificate has not been so delivered by the Company on or before the Closing, or in the event that the Section 116 Certificate specifies a certificate limit that is less than such portion of the Purchase Price, the Acquiror, or its designee, shall be entitled to withhold from the Purchase Price the appropriate amount required under Section 116 of the Income Tax Act (Canada). The Acquiror shall not, however, remit the withheld amount to the taxing authority until the last day on which it is due. If the Section 116 Certificate is delivered at any time before the last day remittance is required, the Acquiror shall pay the withheld amount, or such part thereof as is covered by the Section 116 Certificate, to the Company.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Acquiror as follows:

Section 3.01. Incorporation, Qualification and Authority of the Company. The Company is a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has all necessary corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under the Transaction Agreements to which it is a party. The Company has all necessary corporate power and authority to own, lease and operate the Transferred Assets and to conduct the Business as now conducted and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification material to the Business. The execution and delivery by the Company of the Transaction Agreements to which it is a party and the consummation by the Company of the transactions contemplated by, and the performance by the Company of its obligations under the Transaction Agreements, have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been, and upon execution and delivery thereof, the other Ancillary Agreements to which the Company is a party will be, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Acquiror) this Agreement constitutes, and upon execution and delivery thereof, the other Ancillary Agreements will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02. Incorporation, Qualification and Authority of the Business Subsidiaries. Each of the Business Subsidiaries is duly organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties and operate its business as now conducted. Each of the Business Subsidiaries is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification material to the Business. The Company has made available to the Acquiror a complete and correct copy of the certificate of incorporation, bylaws, or similar governing documents, of each Business Subsidiary.

Section 3.03. Capital Structure of the Business Subsidiaries and Ownership of the Equity Interests. Section 3.03 of the Disclosure Schedule sets forth the authorized Capital Stock of each of the Business Subsidiaries and the number of Equity Shares of each class of Capital Stock of the Business Subsidiaries that are issued and outstanding. All of the outstanding Equity Shares of each of the Business Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating any of the Business Subsidiaries to issue or sell any of its Equity Shares or securities convertible into or exchangeable for its Equity Shares. The Company owns of record and beneficially the Equity Interests, free and clear of all Liens, except any Liens arising out of, under or in connection with this Agreement. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no options or warrants or other rights, agreements, arrangements or commitments obligating the Company to sell any of the Equity Interests. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Equity Shares (including the Equity Interests) of any of the Business Subsidiaries. The Company has the right, authority and power to sell, assign and transfer the Equity Interests to the Acquiror.

Section 3.04. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, except as set forth in Section 3.04 of the Disclosure Schedule and except as may result from any facts or circumstances relating to the Acquiror or its Affiliates, the execution, delivery and performance by the Company of the Transaction Agreements and the consummation by the Company of the transactions contemplated by the Transaction Agreements do not and will not (a) violate or conflict with the organizational documents of the Company or the Business Subsidiaries, (b) conflict with or violate any Law or Governmental Order applicable to the Company or the Business Subsidiaries or the Transferred Assets, or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Assets or Transferred Assets pursuant to, any Contract, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, rights or Liens as have not had or would not reasonably be expected to have a Material Adverse Effect (but without giving effect to clause (b) of the definition of “Material Adverse Effect”) or would not materially impair or delay the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

Section 3.05. Consents and Approvals. The execution and delivery by the Company of the Transaction Agreements do not, and the performance by the Company of, and the consummation by the Company of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) in connection or in compliance with the notification and waiting period requirements of the HSR Act and applicable filings or approvals under non-U.S. antitrust and competition laws (including the Competition Act and EC Merger Regulation), (b) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not prevent or delay the consummation by the Company of the transactions contemplated by, or the performance by the Company of any of its material obligations under, the Transaction Agreements, (c) as may be necessary as a result of any facts or circumstances relating to the Acquiror or its Affiliates or (d) as set forth in Section 3.05 of the Disclosure Schedule.

Section 3.06. Financial Information; Absence of Undisclosed Liabilities(a) .

(a)   Section 3.06(a) of the Disclosure Schedule sets forth (i) the audited consolidated pro forma balance sheet of the Business at December 31, 2005 and the related audited consolidated statements of income, cash flows and shareowners’ equity and comprehensive income of the Business for the year ended December 31, 2005 (the “Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Business as at June 30, 2006 (the “Reference Balance Sheet”) together with the unaudited consolidated pro forma statements of income of the Business for the six-month period ended June 30, 2006 (the “Interim Financial Statements”). Each of the Financial Statements and the Interim Financial Statements (i)  have been prepared from the books and records of the Business, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial condition, results of operations and cash flows, as appropriate, of the Business as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to the absence of statements of cash flows and shareowners’ equity and the footnotes and to normal year-end adjustments.

(b) There are no liabilities or obligations of the Business of any nature (whether accrued, absolute, contingent or otherwise) other than: (i) as set forth in Section 3.06(b) of the Disclosure Schedule or in any of the Financial Statements, (ii) liabilities and obligations under Contracts and liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005, (iii) liabilities and obligations of the type which would not be required to be set forth on a consolidated balance sheet of the Business prepared in accordance with the Transaction Accounting Principles, and (iv) liabilities and obligations which do not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07. Absence of Certain Changes or Events. Except as set forth in Section 3.07 of the Disclosure Schedule or as contemplated by this Agreement, from December 31, 2005, (a) the Company and the Business Subsidiaries have conducted the Business in the ordinary course consistent with past practice and (b) there has not occurred any event that has had a Material Adverse Effect or that would reasonably be expected to materially impair or delay the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

Section 3.08. Absence of Litigation. Except as set forth in Section 3.08 of the Disclosure Schedule, as of the date of this Agreement there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or the Business Subsidiaries that have had, or would reasonably be expected to have, a Material Adverse Effect or that would reasonably be expected to materially impair or delay the ability of the Company to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 3.09. Compliance with Laws. Excluding Environmental Laws and Governmental Orders arising under Environmental Laws (which are covered in Section 3.13) or employment Laws (which are covered in Section 3.15), none of the Company or the Business Subsidiaries is in violation of any Laws or Governmental Orders applicable to the conduct of the Business by it or by which any Asset or Transferred Asset is bound or affected, except for violations the existence of which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to materially impair or delay the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

Section 3.10. Governmental Licenses and Permits(a) . (a) Excluding Environmental Permits (which are covered in Section 3.13), the Company and the Business Subsidiaries hold all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations that are material to the operation of the Business as conducted on the date of this Agreement (collectively, “Material Permits”).

(b) Except as set forth in Section 3.10(b) of the Disclosure Schedule and excluding Environmental Permits (which are covered in Section 3.13), neither the Company nor the Business Subsidiaries are in material default or material violation of any of the Material Permits.

Section 3.11. Title to the Assets; Sufficiency of Assets(a) . (a) Except as set forth in Section 3.11(a) of the Disclosure Schedule and except for Permitted Liens or Liens created by or through the Acquiror or any of its Affiliates, the Assets and Transferred Assets are owned, leased or licensed by or otherwise made available to the Company or the Business Subsidiaries, as the case may be, free and clear of all Liens.

(b) The Assets and the Transferred Assets, together with the Affiliate Transactions (other than those services to be provided under the Transition Services Agreement) and the services to be provided under the Transition Services Agreement, constitute all of the assets, properties and rights necessary for the conduct and operation of the Business, in all material respects, as currently conducted; provided, however, that nothing in this Section 3.11(b) shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash or working capital, financing (or the availability to the Business of the same).

Section 3.12. Intellectual Property(a) (a) Except as set forth in Section 3.12(a) of the Disclosure Schedule, to the Knowledge of the Company, the Company and the Business Subsidiaries own or have the right to use all material Intellectual Property in use by them that is necessary to the operation of the Business as conducted on the date of this Agreement.

(b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, to the Knowledge of the Company, no Person is engaging in any activity that infringes in any material respect upon the Business Intellectual Property of the Company or the Business Subsidiaries except for any such infringements that do not materially impair the ability of the Company or the Business Subsidiaries to operate the Business as conducted on the date of this Agreement.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedule, on the date of this Agreement, (i) neither the Company nor the Business Subsidiaries has received any written claim or notice from any Person that the Company or the Business Subsidiaries is engaging in any activity that infringes in any material respect upon or misappropriates any patent, trademark, service mark, copyright, trade secret, or know-how of any Person and (ii) there are no infringement suits, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or the Business Subsidiaries with respect to any Business Intellectual Property used by them.

(d) Section 3.12(d) of the Disclosure Schedule sets forth a true and complete list of all registered Business Copyrights, Business Trademarks and Business Technology which are owned by the Company and the Business Subsidiaries.

Section 3.13. Environmental Matters(a) . Except as set forth in Section 3.13 of the Disclosure Schedule: (i) neither the Company nor any of the Business Subsidiaries owns or has ever owned any fee interest in any real property; (ii) to the Knowledge of the Company, none of the Leased Real Property is subject to any notice, request for information or order from or agreement with a Governmental Authority or third party (a) respecting the release or threatened release of a Hazardous Material into the environment, or (b) alleging any violation of any Environmental Law; (iii) there has been no release, discharge or disposal of a Hazardous Material on, at or under the Leased Real Properties arising out of the conduct of the Business, which would reasonably be expected to result in imposition of material liability to the Company or the Business Subsidiaries pursuant to Environmental Law; (iv) to the Knowledge of the Company, there has been no release of a Hazardous Material at or from any real property to which either the Company or any of the Business Subsidiaries has sent Hazardous Material for disposal which would reasonably be expected to result in imposition of material liability to the Company or the Business Subsidiaries pursuant to Environmental Law; (v) there are no underground storage tanks, active or abandoned, at any Leased Real Property which the Company or any of the Business Subsidiaries is required to investigate, retrofit, abate, remediate, or remove (vi) neither the Company nor any of the Business Subsidiaries has been subject to any claim or litigation (x) that remains unresolved or (y) that has otherwise been resolved after the Company was acquired by GE, in each case arising out of alleged exposure to asbestos or asbestos-containing material; or has ever manufactured, produced, repaired, installed, sold, conveyed, or otherwise put into the stream of commerce any product, manufactured part, good, merchandise, component, or other item composed of or containing asbestos; (vii) to the Knowledge of the Company, none of the Leased Real Properties is subject to any Lien in favor of any Governmental Authority for (a) material liability under any Environmental Laws or (b) material costs incurred by a Governmental Authority in response to a release or threatened release of a Hazardous Material into the environment; (viii) there are no judicial or administrative proceedings ongoing, pending or, to the Knowledge of the Company, threatened against or involving any of the Company, the Business Subsidiaries or, to the Knowledge of the Company, the Leased Real Property alleging the failure of the Company or the Business Subsidiaries to comply with any Environmental Law; (ix) the Company and the Business Subsidiaries have operated and are operating the Business in compliance in all material respects with applicable Environmental Law including, without limitation, obtaining and maintaining all material Environmental Permits that are necessary to the operation of the Business; (x) the Company has made available to Acquiror all material environmental documents, studies and reports (including, without limitation, Phase I and Phase II investigation reports) within the custody or control of the Company relating to the Leased Real Property or to any material liability of the Company or the Business Subsidiaries under Environmental Law; and (xi) the Business Subsidiaries are in material compliance with all relevant requirements in the RoHs Directive and the WEEE Directive (in both cases as implemented by national legislation in the European Economic Area).

Section 3.14. Material Contracts(a) . (a) Section 3.14(a) of the Disclosure Schedule lists each of the Material Contracts.

(b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, each Material Contract is in full force and effect and is a legal, valid and binding obligation of one of the Company or a Business Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party to such Material Contract, and is enforceable against one of the Company or a Business Subsidiary, as the case may be, and, to the Knowledge of the Company, each such other party in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and none of the Company or the Business Subsidiaries or, to the Knowledge of the Company, any other party to a Material Contract is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of the Company, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both).

Section 3.15. Employment and Employee Benefits Matters. Each representation in each subsection of this Section 3.15 is qualified, and an exception to such representation is hereby made, to the extent of any matters set forth in the corresponding subsections of Section 3.15 of the Disclosure Schedule.

(a) All employee benefit plans (within the meaning of Section 3(3) of ERISA) and all bonus or other incentive compensation, stock option, stock purchase, restricted stock, deferred compensation, retiree health or life insurance, supplemental retirement, severance, vacation, educational assistance and other employee benefit plans, programs or arrangements sponsored by GE or the Company or one of the Business Subsidiaries and as to which GE or its Affiliates has any obligation or liability for the benefit of any current employee of the Business (“Business Employee”), other than the Business Employees listed on Section 3.15(a) of the Disclosure Schedule, are referred to herein as “Employee Plans”. The Employee Plans sponsored solely by the Company or one of the Business Subsidiaries are referred to as “Subsidiary Plans”, and the Employee Plans sponsored by GE and its Affiliates (excluding the Company and the Business Subsidiaries) are referred to as “Parent Plans”. In relation to the United Kingdom, other than the GE Pension Plan, the Company does not and each of the Business Subsidiaries do not have any obligation or commitment to pay, provide or contribute towards any “Retirement Benefits” (which has the meaning given to it in section 255(5) of the Pensions Act 2004) for or in respect of any current Business Employee or former employee.

(b) Section 3.15(b) of the Disclosure Schedule sets forth a list of all Employee Plans for the benefit of Business Employees employed in the United States (“U.S. Employee Plans”) and separately identifies (i) the U.S. Employee Plans that are sponsored solely by the Company or one of the Business Subsidiaries (“U.S. Subsidiary Plans”) and (ii) the U.S. Employee Plans that are sponsored, in whole or in part, by GE and its Affiliates other than the Company or one of the Business Subsidiaries (“U.S. Parent Plans”).

(c) Section 3.15(c) of the Disclosure Schedule sets forth a list of all individual employment, retention, termination, severance or other similar agreements with any Business Employee who is within the Executive Band or Senior Professional Band (based upon the Company’s and its Affiliates internal books and records) (such agreements are hereinafter referred to as the “Executive Agreements”). Section 3.15(c) of the Disclosure Schedule sets forth a list of all standard forms of employment agreements used in each jurisdiction in which Business Employees are employed (such agreements, “Form Employment Agreements”).

(d) The Company has previously made available to Acquiror (i) a true and complete copy of each U.S. Employee Plan and Employee Plan that is a defined benefit pension plan, (ii) a complete copy of each Executive Agreement and each Form Employment Agreement and (iii) a summary of all material Employee Plans for the benefit of Business Employees employed outside of the United States (“Foreign Benefit Plans”). Within 30 days after the date hereof, the Company shall provide Acquiror with true and complete copies of each other Foreign Benefit Plan and make available all other individual employment agreements.

(e) None of the U.S. Subsidiary Plans is a multiemployer plan (within the meaning of Section 3(37) of ERISA). No U.S. Subsidiary Plan provides post-employment welfare benefits except to the extent required by COBRA.

(f) Each U.S. Subsidiary Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each related trust that is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or exemption, as the case may be.

(g) With respect to each U.S. Subsidiary Plan, none of the Company nor any of the Business Subsidiaries is currently liable for any material Tax arising under Section 4971, 4972, 4975, 4979, 4980 or 4980B of the Code, and no fact or event exists that could give rise to any such material Tax liability. None of the Company nor any of the Business Subsidiaries has incurred any material outstanding liability under or arising out of Title IV of ERISA, and no fact or event exists that would reasonably be expected to result in such a liability with respect to any U.S. Subsidiary Plan. None of the Company nor any of the Business Subsidiaries is required to post any security under Section 307 of ERISA or Section 401(a) (29) of the Code with respect to any U.S. Subsidiary Plan, and no fact or event exists that would reasonably be expected to give rise to any such Lien or requirement to post any such security.

(h) Each U.S. Subsidiary Plan is now and has been operated in accordance in all material respects with its terms and the requirements of all applicable Laws, including, in the case of U.S. Employee Plans, ERISA and the Code.

(i) None of the Company nor any of the Business Subsidiaries is a party to any collective bargaining, works council or other similar employee representative agreements covering Business Employees.

(j) There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against or involving the Business Employees, or (ii) unfair labor practice charges, claims, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Business Employee, except as would not reasonably be expected to have a Material Adverse Effect.

(k) The execution of this Agreement and the consummation of the transactions contemplated hereunder will not entitle any employee, officer or director of any Business Subsidiary to severance pay, accelerate the time of payment or vesting of any payment or funding of compensation or benefits, or increase the amount payable under any Employee Benefit Plan.

(l) There are no Relevant Employees who are wholly or mainly assigned to the Business in any member state of the European Union other than the employees of the International Subsidiaries.

(m) No Business Employee in any member state of the European Union has transferred to the Company or the Business Subsidiaries pursuant to the local laws (if any) that operate to implement the Acquired Rights Directive 77/187/EEC.

(n) The Company and each of the Business Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights, equal opportunity, affirmative action, and employee leaves, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.16. Brokers. Except for Taylor Companies, Inc. (“GE’s Banker”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Business Subsidiaries. The Company is solely responsible for the fees and expenses of GE’s Banker.

Section 3.17. Insurance. Section 3.17 of the Disclosure Schedule sets forth a true and complete list of all current property and liability insurance programs relating to the Transferred Assets, the Business Subsidiaries and the Business, other than those credit insurance programs maintained in connection with the operation of the Business.

Section 3.18. Taxes. Except as set forth in Section 3.18 of the Disclosure Schedule or as would not have a Material Adverse Effect:

(a) the Business Subsidiaries and the Company with respect to the Transferred Assets have prepared and timely filed with the appropriate Governmental Authorities all Tax Returns required to be filed through the date of this Agreement, taking into account any extension of time to file granted to or obtained on behalf of the Business Subsidiaries or the Company and all such Tax Returns are true, correct and complete in all material respects;

(b) the Business Subsidiaries and the Company with respect to the Transferred Assets have timely paid all Taxes due as of the date hereof; the Business Subsidiaries and the Company with respect to the Transferred Assets have made adequate provision for any Taxes attributable to any taxable period (or portion thereof) of the Business Subsidiaries or the Transferred Assets, respectively, ending on or prior to the date of this Agreement that are not yet due;

(c) as of the date hereof, any deficiencies, assessments or other claims asserted in writing against the Business Subsidiaries or the Company with respect to the Transferred Assets by any Governmental Authority have been paid or appropriately reserved against or settled and, to the Knowledge of the Company as of the date hereof, no deficiency, assessment or other claim is otherwise pending against the Business Subsidiaries or the Company with respect to the Transferred Assets;

(d) as of the date hereof (i) neither the Business Subsidiaries nor the Company with respect to the Transferred Assets is under examination or audit by any Governmental Authority, and, (ii) to the Knowledge of the Company as of the date hereof, no written communication of intention to commence such examination, audit or other proceeding has been made with respect to the Business Subsidiaries or the Company with respect to the Transferred Assets;

(e) no waiver of any statute of limitations with respect to any Tax and no extension of the period for assessment or collection of any Tax is in effect with respect to the Business Subsidiaries or the Transferred Assets and as of the date hereof no written request for any such waiver or extension is pending;

(f) all Tax sharing or Tax allocation agreements or arrangements, if any, relating to the Business Subsidiaries (other than this Agreement) will terminate on or before the Effective Time and none of the Business Subsidiaries will have any liability thereunder on or after the Effective Time;

(g) as of the date hereof, no claim has been made in writing by any Governmental Authority in a jurisdiction where any of the Business Subsidiaries or the Company with respect to the Transferred Assets does not file Tax Returns with respect to a particular Tax that is or may be subject to taxation in such jurisdiction;

(h) as of the date hereof, the Business Subsidiaries and the Company with respect to the Transferred Assets have complied with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other similar third party and have duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid over for all periods under all applicable Laws;

(i) neither the Business Subsidiaries nor the Company with respect to the Transferred Assets has ever participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b);

(j) none of the Business Subsidiaries (other than Access Graphics Ltd.) is treated as a “disregarded entity” entity under Treasury Regulations Section 301.7701-2 for U.S. federal income tax purposes, and each Business Subsidiary (other than Access Graphics Ltd.) is treated as a controlled foreign corporation for U.S. federal income tax purposes; and

(k) no payment to any individual made in connection with the transactions contemplated by this Agreement could constitute an “excess parachute payment”, in each case, within the meaning of Section 280G of the Code.

Section 3.19. Leased Real Property. Section 3.19 of the Disclosure Schedule sets forth a list of the lease agreements for each parcel of Leased Real Property. One of the Company or a Business Subsidiary has a valid leasehold estate in all Leased Real Property, free and clear of all Liens, other than Permitted Liens. All leases in respect of the Leased Real Property are in full force and effect, the Company has not received any written notice of a breach of default thereunder, and to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder, except, in each case, for any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.20. Transaction with Affiliates(a) . Except as set forth in Section 3.20 of the Disclosure Schedule, there is no Contract or arrangement between the Company or any Business Subsidiary, on the one hand, and any Affiliate of the Company (other than any Business Subsidiaries), on the other hand, that is material to the ownership or operation of the Business (the Contracts and arrangements set forth in such Section 3.20 of the Disclosure Schedule are referred to as the “Affiliate Transactions”).

Section 3.21. Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, THE BUSINESS SUBSIDIARIES, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ACQUIROR OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ACQUIROR BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror represents and warrants to the Company as follows:

Section 4.01. Incorporation and Authority of the Acquiror. The Acquiror is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power to enter into the Transaction Agreements and to consummate the transactions contemplated by, and to carry out its obligations under, the Transaction Agreements. The execution and delivery of the Transaction Agreements by the Acquiror, the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under the Transaction Agreements, have been duly authorized by all requisite corporate action on the part of the Acquiror. This Agreement has been, and upon execution and delivery thereof, the other Ancillary Agreements will be, duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes, and upon execution and delivery thereof, the other Ancillary Agreements will constitute, legal, valid and binding obligations of the Acquiror enforceable against the Acquiror in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02. Qualification of the Acquiror. The Acquiror has all necessary corporate or other appropriate power and authority to operate its business as now conducted. The Acquiror is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 4.03. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as otherwise provided in this Article IV and except as may result from any facts or circumstances relating to the Company or the Business Subsidiaries, the execution, delivery and performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Transaction Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of the Acquiror, (b) conflict with or violate any Law or Governmental Order applicable to the Acquiror or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Acquiror or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 4.04. Consents and Approvals. The execution and delivery by the Acquiror of the Transaction Agreements do not, and the performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) in connection or in compliance with the notification and waiting period requirements of the HSR Act and applicable filings or approvals under non-U.S. antitrust and competition laws (including the Competition Act and EC Merger Regulation), (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the Acquiror from consummating the transactions contemplated by or performing any of its material obligations under the Transaction Agreements or (c) as may be necessary as a result of any facts or circumstances relating to the Company or its Affiliates.

Section 4.05. Absence of Litigation; Compliance with Laws(a) . (a) No Action is pending or, to the best knowledge of the Acquiror, threatened that seeks to, or would reasonably be expected to, materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

(b) The Acquiror is not in violation of any Laws or Governmental Orders applicable to it or by which any of its material assets is bound or affected, except for violations the existence of which would not reasonably be expected to materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

Section 4.06. Securities Matters. The Equity Interests are being acquired by the Acquiror for its own account and without a view to the public distribution or sale of the Equity Interests or any interest in them. The Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Equity Interests. The Acquiror understands and agrees that it may not sell or dispose of any of the Equity Interests other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the applicable securities Laws.

Section 4.07. Financial Ability. The Acquiror has, and will have at the Closing, the financial ability to consummate the transactions contemplated by the Transaction Agreements and has made available to the Company evidence thereof.

Section 4.08. Investigation. The Acquiror acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Transferred Assets, the Assumed Liabilities, the Business Subsidiaries and the Business and (ii) has been furnished with or given adequate access to such information about the Transferred Assets, the Assumed Liabilities, the Business Subsidiaries, and the Business as it has requested. The Acquiror further acknowledges and agrees that the only representations, warranties, covenants and agreements made by the Company are the representations, warranties, covenants, and agreements made in this Agreement and the Ancillary Agreements and except as expressly set forth in this Agreement, the Company makes no express or implied representation or warranty with respect to the Business, the Transferred Assets, the Assumed Liabilities, the Business Subsidiaries or otherwise or with respect to any other information provided by the Company or its Affiliates or Representatives including as to (a) merchantability or fitness for any particular use, (b) the operation of the Business by the Acquiror after the Effective Time in any manner, or (c) the probable success or profitability of the ownership, use or operation of the Business by the Acquiror after the Effective Time. The Acquiror has not relied upon any representations or other information made or supplied by or on behalf of the Company or by any Affiliate or Representative of the Company, including any information provided in the Confidential Information Memorandum and other presentation materials provided by GE’s Banker, other than the express representations and warranties set forth herein.

Section 4.09. Brokers. Except for Banc of America Securities LLC (the “Acquiror’s Banker”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror. The Acquiror is solely responsible for the fees and expenses of the Acquiror’s Banker.

ARTICLE V.

ADDITIONAL AGREEMENTS

Section 5.01. Conduct of Business Prior to the Closing. Except as otherwise contemplated by or necessary to effectuate the Transaction Agreements and except for matters identified in Schedule 5.01, from the date of this Agreement through the Closing, unless the Acquiror otherwise consents in advance, the Company will, and will cause the Business Subsidiaries to, (a) conduct the Business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of executive officers and key employees of the Business and to preserve the current significant business relationships with the customers of the Business and (c) not do any of the following:

(i) grant any Lien (other than granting or suffering to exist a Permitted Lien) on any material Asset or Transferred Asset (whether tangible or intangible);

(ii) either (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or (B) acquire any assets with a value in excess of $500,000 (individually or in the aggregate) or otherwise make any capital expenditures in excess of $500,000 (individually or in the aggregate), other than (x) capital expenditures reflected in the capital budget of the Business attached as Section 5.01(i) of the Disclosure Schedule or (y) in the ordinary course of business;

(iii) with respect to the Business, incur any Debt (other than intercompany Debt to be cancelled and terminated effective as of any time at or prior to the Effective Time), issue any Debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than intercompany Debt to be cancelled and terminated effective as of any time at or prior to the Effective Time or loans or advances in the ordinary course of business) for individual amounts in excess of $500,000 or in the aggregate in excess of $1.5 million;

(iv) issue or sell any additional shares of, or other equity interests in, the Business Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares, such other equity interests or such securities;

(v) sell, transfer, lease, sublease or otherwise dispose of any Assets or Transferred Assets (other than the GTSI Receivables), or any interest therein, having a value in excess of $500,000 (in the aggregate) other than dispositions of inventory and obsolete assets in the ordinary course of business consistent with past practice;

(vi) in any material respect, (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any Relevant Employee or any employee of the Business Subsidiaries, including any increase or change pursuant to any Employee Plan or (B) establish or increase or promise to increase any benefits under any Employee Plan, in either case of (A) or (B) above except as required by Law or any contract set forth in Section 5.01(vi) of the Disclosure Schedule or involving ordinary increases consistent with the past practice of the Business, including any changes to pension or other benefits that are applicable to the employees of the Business and GE generally;

(vii) make any change in any method of accounting or accounting practice or policy used by the Business in the preparation of its financial statements, other than such changes as are consistent with the Transaction Accounting Principles or changes required by GAAP;

(viii) except with respect to the GTSI Receivables (which shall not be subject to this Section 5.01(viii)), in any material respect, accelerate the collection of or discount any receivables, delay the payment of liabilities or defer any expenses that, in either case, would become Assumed Liabilities, or reduce inventories in connection with the Business, except in the ordinary course of business consistent with past practice;

(ix) make, revoke or change any material Tax election, adopt or change any Tax accounting method or period, file any amended Tax Return, incur any material Tax liability other than in the ordinary course of business, enter into any closing agreement or settle or compromise any material Tax assessment or claim or consent to the extension or waiver of the statute of limitations period applicable to any Tax assessment or claim, in each case, of the Business Subsidiaries; or

(x) enter into any legally binding commitment with respect to any of the foregoing.

Section 5.02. Access to Information(a) . (a) From the date of this Agreement until the Closing Date, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Company shall, and shall cause the Business Subsidiaries to and each such Persons’ respective Representatives to (i) afford the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, books and records of the Business and (ii) furnish to the Representatives of the Acquiror such additional financial and operating data and other information regarding the Business as the Acquiror may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Company, the Business Subsidiaries or any of their Affiliates; and provided, further, that the Company’s Accountants, the Business Subsidiaries or any of their Affiliates shall not be obliged to make any work papers available to any Person unless and until such Person has signed a customary confidentiality agreement relating to such access to work papers or data in form and substance reasonably acceptable to such auditors or accountants. If so requested by the Company, the Acquiror shall enter into a customary joint defense agreement with the Company and the Business Subsidiaries with respect to any information to be provided to the Acquiror pursuant to this Section 5.02(a). Without limiting the foregoing, any environmental investigation undertaken by the Acquiror shall not include invasive sampling of any properties or other assets of the Business, including without limitation, soil or groundwater on any property affiliated with the Business.

(b) In addition to the provisions of Section 5.03, from and after the Closing Date and for a period of seven years, in connection with the preparation of Tax Returns or in connection with any Tax, regulatory or accounting investigation, inquiry or review or any pending or threatened third party Action or injury that is related to the ownership of the Transferred Assets or the operation of the Business prior to the Closing, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Acquiror shall, and shall cause the Business Subsidiaries and its Representatives to, (i) afford the Representatives of the Company and its Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of the Acquiror and the Business Subsidiaries in respect of the Business Subsidiaries, the Business, the Transferred Assets and the Excluded Liabilities, (ii) furnish to the Representatives of the Company and its Affiliates such additional financial and other information regarding the Business Subsidiaries, the Business, the Transferred Assets and the Excluded Liabilities as the Company or its Representatives may from time to time reasonably request and (iii) make available to the Representatives of the Company and its Affiliates the employees of the Acquiror and the Business Subsidiaries in respect of the Business Subsidiaries, the Business, the Transferred Assets and the Excluded Liabilities whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Company in connection with the Company’s inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Acquiror or any of its Affiliates; and provided, further, that the external auditors and accountants of the Acquiror or its Affiliates shall not be obligated to make any work papers and data available to any Person unless and until such Person has signed a customary confidentiality agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by the Acquiror, the Company shall enter into a customary joint defense agreement with the Acquiror and its Affiliates with respect to any information to be provided to the Company pursuant to this Section 5.02(b).

(c) Notwithstanding anything in this Agreement to the contrary, the Company shall not be required, prior to the Closing, to disclose, or cause the disclosure of, to the Acquiror or its Affiliates or Representatives (or provide access to any offices, properties, books or records of the Company or any of its Affiliates that could result in the disclosure to such Persons or others of) any confidential information relating to trade secrets, proprietary know-how, processes, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans, nor shall the Company be required to permit or cause others to permit the Acquiror or its Affiliates or Representatives to have access to or to copy or remove from the offices or properties of the Company or any of its Affiliates any documents, data, drawings or other materials that might reveal any such confidential information.

Section 5.03. Preservation of Books and Records. The Company and its Affiliates shall have the right to retain copies of all books and records of the Business relating to periods ending on or prior to the Closing Date. The Acquiror agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business in the possession of the Acquiror or its Affiliates for the longer of any applicable statute of limitations and a period of seven years from the Closing Date. During such seven-year or longer period, Representatives of the Company shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records. During such seven-year or longer period, the Acquiror shall provide the Company and its Representatives with, or cause to be provided to the Company, such original books and records of the Business as the Company shall reasonably request in connection with any Action to which the Company or its Affiliates are parties or in connection with the requirements of any Law applicable to the Company or its Affiliates. The Company shall return such original books and records to the Acquiror or such Affiliate as soon as such books and records are no longer needed in connection with the circumstances described in the immediately preceding sentence. If so requested by the Acquiror, the Company shall enter into a customary joint defense agreement with the Acquiror or such Affiliate with respect to any information to be provided to the Company pursuant to this Section.

Section 5.04. Confidentiality. The terms of the letter agreement dated June 30, 2006 (the “Confidentiality Agreement”) between the Acquiror and General Electric Capital Corporation are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that the Acquiror’s confidentiality obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Business that is the subject of the transactions contemplated by this Agreement. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall nonetheless continue in full force and effect.

Section 5.05. Regulatory and Other Authorizations; Consents(a) . (a) The Acquiror and the Company shall use their commercially reasonable efforts to, as promptly as practicable, obtain all authorizations, consents, orders and approvals of all federal, state, local and non-U.S. regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, and the consummation of the transactions contemplated by, the Transaction Agreements. The Company will cooperate with the reasonable requests of the Acquiror in promptly seeking to obtain all such authorizations, consents, orders and approvals. Neither the Company nor the Acquiror shall take any action that they should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required approvals.

(b) The Company and the Acquiror each agrees to make an appropriate filing of a notification and report form pursuant to the HSR Act (and any similar Law in any other relevant non-U.S. jurisdiction) with respect to the transactions contemplated by this Agreement promptly after the date of this Agreement and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act (or similar Law in any other relevant non-U.S. jurisdiction). In addition, each party agrees to make promptly any filing that may be required under any other antitrust or competition law or by any other antitrust or competition authority, including an appropriate filing under the Competition Act and EC Merger Regulation, and to supply promptly any additional information and documentary material that may be required pursuant to the antitrust or competition law or by the antitrust or competition authority. Each party shall have sole responsibility for its respective filing fees associated with the HSR filings, the Competition Act filings and any other similar filings required in any other jurisdictions. For greater certainty, the parties confirm that the Acquiror shall be responsible for the filing fee associated with the filings under the Competition Act.

(c) Each of the Company and the Acquiror shall promptly notify one another of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, subject to Section 5.02(c). Neither the Company nor the Acquiror shall agree to participate in any meeting or discussion with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to Section 5.02(c), the Company and the Acquiror will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act (and any similar Law in any other relevant non-U.S. jurisdiction) and approvals required under the antitrust or competition law in any other relevant non-U.S. jurisdiction.

(d) Each of Acquiror and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Competition Act and any similar Law in any other relevant non-U.S. jurisdiction. If any Governmental Authority shall seek or threaten an injunction or the enactment, entry, enforcement or promulgation of any statute, rule, order or decree restraining or prohibiting the transactions contemplated by this Agreement, the Acquiror shall, if necessary to prevent the taking of such action or the enactment, entry, enforcement or promulgation of any such statute, rule, order or decree, offer to accept an order to (i) divest such of (A) the Assets or Transferred Assets, to the extent such divestitures would not in the aggregate have a Material Adverse Effect, or (B) the assets and business of the Acquiror and its Affiliates, to the extent such divestitures would not in the aggregate have a material adverse effect on the Acquiror and its Affiliates taken as a whole after giving effect to the transactions contemplated by this Agreement, or (ii) hold separate such Assets, Transferred Assets or assets and business pending such divestiture, in either case as may be necessary to forestall or prevent any such action by any such Governmental Authority.

(e) The Company and the Acquiror agree to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by the Transaction Agreements; provided, however, that the Company shall not be required to compensate (financially or otherwise) any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval.

Section 5.06. Insurance(a) . (a)   From and after the Closing Date, the Business Subsidiaries shall cease to be insured by the Company’s or its Affiliates’ (other than the Business Subsidiaries’) insurance policies or by any of their self-insured programs to the extent such insurance policies or programs cover the Business Subsidiaries. With respect to events or circumstances relating to the Transferred Assets, Assumed Liabilities, Relevant Employees or the Business Subsidiaries that occurred or existed prior to the Closing Date that are covered by occurrence-based third party liability insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance programs sponsored by the Company and/or its Affiliates and that apply to the locations at which the Business operates, the Acquiror may make claims under such policies and programs; provided, however that (i) after making any such claims, the Acquiror agrees that it shall reimburse the Company for any and all costs incurred by the Company and its Affiliates (including any retroactive or prospective premium adjustments associated with such coverage) that the Company can reasonably demonstrate resulted from the Acquiror’s making of such claims; and (ii) neither the Acquiror nor any of its Affiliates shall make any such claims if, and to the extent that, such claims are covered by insurance policies sponsored by the Acquiror and/or its Affiliates (including, after the Effective Time, the Business Subsidiaries). As of the first anniversary of this Agreement, the Acquiror shall no longer have access to such occurrence-based third party liability insurance policies of the Company or its Affiliates (other than the Business Subsidiaries) or to such workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance programs that apply to the locations at which the Business operates and the Acquiror shall assume full responsibility for, and release the Company and its Affiliates (other than the Business Subsidiaries) from, all liability for claims, known or unknown, resulting from occurrences prior to the Closing Date.

(b) With respect to any open claims against the Company’s or its Affiliate’s insurance policies relating to the Transferred Assets, the Assumed Liabilities, the Relevant Employees or the Business Subsidiaries prior to the Closing Date, the expected proceeds of which are reflected on the final Adjusted Closing Balance Sheet, the Company shall use its reasonable best efforts to pursue such claims and obtain such expected proceeds, provided that the Acquiror complies with the requirements specified in Section 5.06(a), provided further that if any such proceeds reflected as an asset on the final Adjusted Closing Balance Sheet is not claimed and obtained by the Company within nine months following the delivery of the final Adjusted Closing Balance Sheet, the amount thereof shall be promptly paid by the Company to Acquiror by wire transfer of immediately available funds to such account as is designated by Acquiror; and provided, further, that Acquiror shall promptly (and in any case, within two Business Days of its receipt thereof) remit to the Company, by wire transfer of immediately available funds to an account designated by the Company, the full amount of all such proceeds received by it or any of its Affiliates (including the Business Subsidiaries) after such nine-month period.

Section 5.07. Director and Officer Indemnification. For a period of six (6) years after the Closing, Acquiror shall not, and shall not permit any Business Subsidiary to, amend, repeal or modify any provision in such Business Subsidiary’s certificate or articles of incorporation or bylaws (or other organizational documents) relating to the exculpation or indemnification of any officers and directors in respect of any period prior to the Closing Date (unless required by law), it being the intent of the parties that the officers and directors of the Business Subsidiaries shall continue to be entitled to such exculpation and indemnification with respect to claims arising in respect of periods prior to Closing to the full extent of the law.

Section 5.08. Company Guarantees. At or prior to the Closing, the Acquiror shall arrange for substitute guarantees of the Acquiror to replace (i) the guarantees entered into by or on behalf of the Company or any of its Affiliates (other than the Business Subsidiaries) in connection with the Business that are set forth on Schedule 5.08 (together, the “Company’s Guarantees”) that are outstanding as of the date of this Agreement and (ii) any Company’s Guarantees entered into in the ordinary course of business consistent with past practice on or after the date of this Agreement and prior to the Closing. The Acquiror shall indemnify, defend and hold harmless the Company against, and reimburse the Company for, any and all amounts paid, including costs or expenses in connection with such Company’s Guarantees, whether or not any such Company’s Guarantee is required to be performed, and shall in any event promptly and fully reimburse the Company to the extent any Company’s Guarantee is called upon and the Company or its Affiliates make any payment under such Company’s Guarantee. At the request of the Company, the Acquiror shall provide the Company with letters of credit in an amount equal to the Company’s and its Affiliates’ entire potential liability pursuant to the immediately preceding sentence.

Section 5.09. Intercompany Obligations. The Company shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that, as of the Effective Time, there shall be no intercompany Debt owed between any of the Business Subsidiaries, on the one hand, and the Company or any of its Affiliates (other than the Business Subsidiaries), on the other hand (other than the transactions listed in Section 2.02(b)(ix) of the Disclosure Schedule and other than payables, receivables and accrued expenses arising in the ordinary course of business consistent with past practice).

Section 5.10. No Solicitation of Employees(a) . For a period of 12 months from and after the Closing Date, neither the Company nor any of its Subsidiaries shall, directly or indirectly, employ or induce or attempt to induce any Relevant Employee to leave the employ of the Acquiror or any of the Business Subsidiaries; provided, however, that the Company or any of its Subsidiaries may employ any Relevant Employees who are discharged by the Acquiror or any of the Business Subsidiaries; and provided, further, that nothing in this Section 5.10 shall prohibit the Company or any of its Subsidiaries from engaging in a general solicitation to the public or general advertising.

Section 5.11. Termination of Rights to the GE Name and GE Marks. The Acquiror acknowledges and agrees that, except as otherwise provided in this Section 5.11 or as permitted by a duly authorized representative of GE in writing, following the Closing Date, the Acquiror and its Affiliates (which, for the purposes of this Section 5.11, shall include the Business Subsidiaries) shall use commercially reasonably efforts to cease and discontinue all uses of the names or marks of GE or any of its Affiliates, including “GE” (in block letters or otherwise), the GE monogram, “General Electric Company” and “General Electric,” either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words (collectively the “GE Name and GE Marks”) promptly (but in no event later than six (6) months) after the Closing Date. The Acquiror, for itself and its Affiliates, agrees that the rights of the Business Subsidiaries and their respective Affiliates to use the GE Name and GE Marks pursuant to the terms of trademark agreements between GE and its Affiliates on the one hand and the Business Subsidiaries and their respective Affiliates on the other shall terminate on the Closing Date. As promptly as practicable after the Closing Date, and, unless expressly permitted elsewhere in this Section 5.11, in no event later than six (6) months after the Closing Date, the Acquiror and its Affiliates shall re-label, destroy or exhaust all materials bearing the GE Name and GE Marks, including all advertising and promotional materials and other publicly disseminated information, shall make all filings with any office, agency or body to effect the elimination of any use of the GE Name and GE Marks from the Transferred Assets and the Assets and businesses of the Business Subsidiaries and their respective Affiliates, and shall discontinue use of or transfer to the Company, at the Company’s election, all internet addresses and domain names containing the GE Name so as to bring the Acquiror and its Affiliates into compliance with this Section 5.11 and shall certify to the Company in writing that each of the foregoing actions shall have been taken on or prior to such date, provided that (a) the Acquiror and its Affiliates shall commence the removal of the GE Name and GE Marks from all such materials promptly following the Closing Date, (b) notwithstanding anything to the contrary in this Section 5.11, the Acquiror and its Affiliates shall promptly upon the Closing Date cease all use of the GE Name and GE Marks on or in connection with all stationary, business cards, purchase orders, agreements of sale, warranties, indemnifications, invoices and other similar correspondence and other documents of a contractual nature, (c) the Acquiror and its Affiliates shall complete the removal of the GE Name and GE Marks from all product and technical information promotional brochures no later than six months after the Closing Date, and (d) the Acquiror and its Affiliates shall not affix the GE Name and GE Marks to any products or services not bearing such marks on the Closing Date. The Acquiror, for itself and its Affiliates (including, after Effective Time, the Business Subsidiaries), acknowledges and agrees that, except as otherwise expressly provided in this Section 5.11, neither the Acquiror nor any of its Affiliates shall have any rights in the GE Name and GE Marks and neither the Acquiror nor any of its Affiliates shall contest the ownership or validity of any rights of GE or any of its Affiliates in or to the GE Name and GE Marks. The Acquiror, for itself and its Affiliates, agrees that use of the GE Name and GE Marks as provided in this Section 5.11 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Company and Business Subsidiaries used the GE Name and GE Marks prior to the Closing. The Acquiror shall use commercially reasonable efforts to ensure that other users of the GE Name and GE Marks, whose rights terminate upon the Closing pursuant to this Section 5.11, shall cease use of the GE Name and GE Marks, except as expressly authorized thereafter by a duly authorized representative of GE. The Acquiror, for itself and its Affiliates, agrees that after the Closing Date the Acquiror and its Affiliates (i) will not expressly, or by implication, do business as or represent themselves as GE or its Affiliates and (ii) with respect to products or services sold or disposed of by them after the Closing Date, will represent in writing to the transferees that such products or services are those of the Acquiror and its Affiliates and will not suggest to any transferees that such products and services are those of GE and its Affiliates. The Acquiror agrees promptly after the Closing Date to change the corporate names of the Business Subsidiaries to names that do not include any of the GE Name and GE Marks.

Section 5.12. Other Intellectual Property Matters. The Company, at its sole cost, shall be responsible for taking all steps necessary to terminate all contracts relating to the Business pursuant to which any of the Business Subsidiaries licenses the GE Name and the GE Marks to customers or other third parties; provided that the Acquiror shall cooperate reasonably with the Company in connection therewith.

Section 5.13. Further Action Regarding Intellectual Property(a) . (a) If, after the Closing Date, the Company, any of the Business Subsidiaries or the Acquiror identifies any Business Intellectual Property owned by the Company that as of the Effective Time should have been but inadvertently was not previously transferred by the Company to the Acquiror, then to the extent it has the right to do so without paying compensation to a third party, the Company shall offer, if and to the extent otherwise consistent with the Transaction Agreements, including Section 5.11 of this Agreement, to transfer such Intellectual Property to the Acquiror for no additional consideration.

(b) If, after the Closing Date, the Company, any of the Business Subsidiaries or the Acquiror identifies any Intellectual Property that was transferred by the Company which was not Business Intellectual Property as of the Effective Time, the Acquiror shall promptly transfer (or, as the case may be, cause the applicable Business Subsidiaries to transfer) such Intellectual Property to the Company or its designated Affiliate for no additional consideration if and to the extent otherwise consistent with the terms of the Transaction Agreements, including Section 5.11 of this Agreement.

Section 5.14. Services. At or prior to the Closing, the Company or an Affiliate of the Company, and the Acquiror shall execute and deliver a services agreement in the form attached as Exhibit C (the “Transition Services Agreement”).

Section 5.15. Lease Agreements(a) . At or prior to the Closing, the Company shall or shall cause each Excluded Real Property Lease in respect of which a Business Subsidiary is the lessee, sublessee, licensee or obligor to be terminated or cancelled or transferred to the Company or one of its Affiliates (other than another Business Subsidiary).

Section 5.16. Further Action. The Company and the Acquiror (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing and (c) without limiting the foregoing, shall use their respective reasonable best efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met on or prior to December 29, 2006, or as soon thereafter as reasonably practicable. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which (x) in the case of the Company, it has Knowledge or (y) in the case of the Acquiror, it is aware, in each case, that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied; it being understood and agreed that no party shall have any liability under this Agreement solely with respect to its failure to give any notice (or to timely give any notice) required pursuant to this Section 5.16.

Section 5.17. Updates to Disclosure Schedule. The Company may modify, change, update or supplement the Disclosure Schedule by written delivery to Acquiror prior to the Closing Date for circumstances arising or events occurring after the date hereof that are not in contravention of Section 5.01 (a “Disclosure Schedule Update”). If a Disclosure Schedule Update constitutes a Material Adverse Effect and Acquiror and Company thereafter nevertheless consummate the Closing in accordance herewith, the related Disclosure Schedule Update shall be deemed accepted by Acquiror and shall modify the Disclosure Schedule for all purposes hereof.

Section 5.18. GTSI Receivables.

(a) In the event that any amounts remain due and owing under any GTSI Receivables on the six month anniversary of the Closing Date, Acquiror shall have the right, during the 30-day period commencing on such six month anniversary, to deliver written notice to the Company (the “Repurchase Notice”) setting forth the date (which shall be not less than 10 nor more than 20 Business Days from the date of delivery of such Repurchase Notice) on which Acquiror will require the Company to repurchase all, but not less than all, of the then outstanding GTSI Receivables (the “Repurchase Date”). On the Repurchase Date, the Acquiror shall sell to the Company, without representation or warranty, other than the Agreed Warranties, and the Company shall purchase, all but not less than all, of the then outstanding GTSI Receivables from the Acquiror for a purchase price equal to the aggregate outstanding receivables balance thereof (determined in each case, in accordance with the Transaction Accounting Principles and after giving effect to clause (c) of the definition “Special Adjustments”).

(b) At any time prior to the Repurchase Date, the Acquiror shall not permit any of the following actions with respect to any GTSI Receivable without the consent of the Company, which consent may be withheld in the sole discretion of the Company: (i) any amendment, settlement or compromise of any of the terms or conditions or amount of, any GTSI Receivable, (ii) any extension of the date of maturity of such GTSI Receivable, (iii) any increase in the amount of such GTSI Receivable or (iv) any deferral of payments with respect to such GTSI Receivable.

(c) In addition to the foregoing, from and after the Closing and until the Repurchase Date, Acquiror shall use reasonable efforts to service, bill, collect and administer (or shall cause to be serviced, billed, collected and administered) the GTSI Receivables (and shall, in no event discriminate among trade accounts receivable that are due and owing to Acquiror and its Affiliates, on the one hand, and the GTSI Receivables, on the other hand); provided, however, that without limiting the foregoing, Acquiror agrees that any and all amounts received by Acquiror from or on behalf of GTSI from and after the Closing Date shall be applied first to repay and discharge all or such portion of the GTSI Receivables not subject to a good faith dispute on the date of such receipt.

Section 5.19. Pre-Closing Transfers(a) . Prior to the Effective Time, at the written request of the Acquiror given to the Company not later than 10 Business Days prior to the Closing Date, the Company shall, subject to Section 2.03, (i) use reasonable efforts to contribute that portion of the Transferred Assets, designated by the Acquiror in such written notice and consisting of tangible personal property (including equipment, but excluding inventory) and/or capitalized software and all other Transferred Assets that the Company and the Acquiror may mutually agree, to a newly created single-member limited liability company that has no other assets or liabilities other than de minimis assets and liabilities related to its formation (the “NewCo”) and (ii) transfer to the Acquiror the ownership interest in the limited liability company rather than the Transferred Assets contributed thereto pursuant to the terms of this Agreement (collectively, the “Contribution”); provided, however, that the certificate of formation and limited liability agreement of Newco, together with all documentation related to the Contribution shall be in form reasonably acceptable to the Acquiror. Acquiror shall pay (and reimburse and indemnify the Company for) all of the costs, liabilities and Losses associated with or arising out of the creation of NewCo, the contribution of assets to NewCo and/or the transfer of the Equity Interests therein. In the event that Acquiror exercises its right to require the Company to effect the Contribution, NewCo shall thereafter be deemed to be a “Business Subsidiary,” the ownership interests therein will be deemed to be “Equity Interests” and the assets so transferred will be deemed to be “Assets” for purposes of this Agreement.

ARTICLE VI.

EMPLOYEE MATTERS

Section 6.01. Employee Matters. With respect to employee matters, the parties have made the agreements and covenants as set forth in Exhibit D to this Agreement.

ARTICLE VII.

TAX MATTERS

Section 7.01. Tax Matters(a) . (a) The Company shall timely file, or cause to be filed, all Tax Returns (other than Income Tax Returns) related to the Transferred Assets and all Tax Returns of the Business Subsidiaries required to be filed by the Company or the Business Subsidiaries on or before the Effective Time (after taking into account any extensions) and shall pay all Taxes shown due on such Tax Returns. The Acquiror shall timely file, or cause to be filed, (i) all Tax Returns related to the Transferred Assets (other than Income Tax Returns) and (ii) all other Tax Returns of the Business Subsidiaries for the taxable periods, or portions thereof, ending on, before or including the Closing Date which have not been filed prior to or on the Effective Time and, subject to the Company’s obligation to indemnify Acquiror pursuant to Section 10.01(a)(iii), shall pay all Taxes shown due thereon. Tax Returns to be filed by Acquiror under this Section 7.01(a) shall be submitted to the Company not later than 30 days prior to the due date for filing such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by the Company, which approval may not be unreasonably withheld. All Tax Returns filed hereunder shall be prepared consistent with the past practices of the Company or the Business Subsidiaries, as the case may be.

(b) The Company shall have the exclusive right to file any amended Tax Returns of the Business Subsidiaries or with regard to the Transferred Assets with respect to any taxable period (or portion thereof) ending on or prior to the Effective Time (other than a Straddle Period (as defined below)). Either party shall have the right to file an amended Tax Return of the Business Subsidiaries or with regard to the Transferred Assets (but not including an Income Tax Return, which the Company retains the exclusive right to amend without consent) with respect to any Straddle Period, provided that in the event that any such filing proposed by one party would affect the obligations of the other party under this Agreement, then the party proposing to amend such Tax Return shall obtain the written consent of the other party, which consent shall not be unreasonably withheld.

(c) with respect to Tax refunds:

(i) The Company shall be entitled to any refunds or credits (including interest paid therewith) received in respect of any Tax liability (x) of a Business Subsidiary or (y) with regard to the Transferred Assets, in each case in respect of a taxable period ending on or prior to the Closing Date or the pre-Closing portion of any Straddle Period (as defined below); provided that the Company shall not be entitled to any such refund or credit (including interest paid therewith) to the extent such refund or credit was taken into account in determining the Closing Payment under Section 2.06(b) or any adjustment thereto under Section 2.10.

(ii) Except as provided in Section 7.01(c)(i), the Acquiror shall be entitled to any refunds (including interest paid therewith) in respect of any Tax liability of the Business Subsidiaries or with regard to the Transferred Assets.

(iii) Notwithstanding anything to the contrary herein, if a Governmental Authority subsequently disallows any item or refund with respect to which a party has received a payment from the other party pursuant to this Section 7.01(c), such recipient party shall promptly pay (or cause to be paid) to the other party the full amount of such item or refund (including any interest paid therewith).

(d) For purposes of this Agreement, income, deductions, and other items in respect of a period that begins on or before and that ends after the Effective Time (in each case, a “Straddle Period”) shall be allocated between the pre-Effective Time portion of such Straddle Period and the post-Effective Time portion of such Straddle Period based on an actual closing of the books of the relevant entity as of the Effective Time; provided, however, that in closing the books, Taxes (such as property Taxes) that are not imposed on income, receipts or otherwise on a transactional basis and exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated on a daily basis.

(e) With respect to Tax audits:

(i) The Acquiror shall notify the Company within 30 days after receipt of any written communication to or by the Acquiror, the Business Subsidiaries or any other Affiliate of the Acquiror from or with any Governmental Authority or third party concerning Taxes for which indemnification may be claimed from the Company pursuant to the provisions of Section 10.01. In addition, the Acquiror shall notify the Company at least 15 days prior to the date on which the Acquiror, the Business Subsidiaries or any other Affiliate of the Acquiror intends to make a payment of any Taxes that are indemnifiable by the Company pursuant to the provisions of Section 10.01; provided that if such payment is due within 15 days from when the Acquiror was notified that such payment is due, the Acquiror shall promptly notify the Company upon the receipt of such notice. The Company shall notify the Acquiror within 30 days after receipt of any written communication to or by the Company or any Affiliate of the Company from or with any Governmental Authority concerning Taxes owed by the Business Subsidiaries, with respect to the Transferred Assets or any Taxes for which indemnification may be claimed from the Acquiror pursuant to the provisions of Section 10.02. The failure by a party to notify another pursuant to this Section 7.01(e)(i) shall not constitute a waiver of any claim to indemnification under this Agreement in the absence of material prejudice to the Indemnifying Party.

(ii) The Company shall have the exclusive right to control the portion of any audit or other administrative or judicial proceeding regarding any matter, to the extent that such audit or other administrative or judicial proceeding would reasonably be expected to result in any Tax liability for which indemnification may be claimed from the Company pursuant to the provisions of Section 10.01; provided that if such audit or other administrative proceeding or judicial proceeding involves Taxes for a Straddle Period, the Company and the Acquiror shall jointly control such proceeding and neither party may settle or compromise the proceeding without the written consent of the other party (which consent shall not be unreasonably withheld or delayed).

(iii) Except as provided in Section 7.01(e)(ii), the Acquiror shall have the exclusive right to control any audit or other administrative or judicial proceeding with respect to any Tax liability of the Business Subsidiaries or with regard to the Transferred Assets.

(f) Nothing contained in this Agreement shall prohibit the Company, prior to the Effective Time, from making, or causing to be made, an election under Treasury Regulation Section 301.7701-3 with respect to the Business Subsidiaries.

(g) The Acquiror shall not make, or cause to be made, an election under Treasury Regulation Section 301.7701-3 with respect to the Business Subsidiaries or any of their respective Affiliates that goes into effect, and as to which the transactions described in Treasury Regulation Section 301.7701-3(g) occur, on or prior to the Closing Date without the consent of the Company.

(h) The Acquiror shall provide written notice to the Company of the filing of any election under Section 338(g) of the Code with respect to the acquisition of any of the Business Subsidiaries. Such notice shall contain the information required by Treasury Regulation Section 1.338-2(e)(4), and be furnished in the time and manner set forth therein.

(i) Notwithstanding anything to the contrary in this Agreement (but subject to Section 11.02 hereof), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Equity Interests or the Transferred Assets (“Transfer Taxes”) shall be paid by the Acquiror. The Acquiror and the Company each agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce), or file Tax Returns with respect to, such Transfer Taxes.

(j) The Acquiror shall not, and shall not permit any Affiliate to, during the period from the Closing until December 31, 2006, cause Access Graphics BV or Access Graphics Canada, Inc. to (a) enter into a transaction which would directly or indirectly result in a dividend distribution to the Acquiror or its Affiliates for United States federal income tax purposes or (b) engage in any activity which may materially increase or reduce the earnings and profits of Access Graphics BV or Access Graphics Canada, Inc., as the case may be, from the reasonable projected earnings and profits that would have been realized for the calendar year had the Closing not occurred.

ARTICLE VIII.

CONDITIONS TO CLOSING AND RELATED MATTERS

Section 8.01. Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by the Company), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Acquiror contained in this Agreement shall be true and correct in all respects both when made and as of the Effective Time as if made as of the Effective Time, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material” or “Material Adverse Effect” set forth therein)) would not, individually or in the aggregate, have had or would reasonably be expected to have, a material adverse effect on the Acquiror or the ability of the Acquiror to perform its obligations under this Agreement; (ii) the representations and warranties made by the Acquiror in Section 4.01 shall be true and correct in all respects as of the date hereof and as of the Effective Time as though such representations and warranties were made as of the Effective Time; (iii) the covenants contained in this Agreement to be complied with by the Acquiror on or before the Closing shall have been complied with in all material respects; and (iv) the Company shall have received a certificate of the Acquiror to such effect signed by a duly authorized executive officer.

(b) Antitrust and Competition Approval. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and the applicable filings or approvals under the competition laws of any relevant foreign jurisdictions (including, without limitation, Competition Act Approval and EC Merger Regulation approval) which are required to be made or obtained prior to Closing shall have been made or obtained.

(c) No Governmental Order. There shall be no Law or Governmental Order in existence that prohibits or materially restrains the sale of the Transferred Assets or the other transactions contemplated by this Agreement.

(d) Other Agreements. The Acquiror shall have executed and delivered to the Company the Transition Services Agreement and the Post-Closing Agreement.

Section 8.02. Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by the Acquiror), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Company contained in this Agreement (other than Section 3.07) shall be true and correct both when made and as of the Effective Time as if made as of the Effective Time (other than representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material” or “Material Adverse Effect” set forth therein)) would not, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect; (ii) all representations and warranties made by the Company in Sections 3.01 (other than the second sentence thereof) and 3.07 shall be true and correct in all respects as of the date hereof and as of the Effective Time as though such representations and warranties were made as of the Effective Time; (iii) the covenants contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects; and (iv) the Acquiror shall have received a certificate of the Company to such effect signed by a duly authorized representative.

(b) Antitrust and Competition Approval. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and the applicable filings or approvals under the competition laws of any relevant foreign jurisdictions (including, without limitation, Competition Act Approval and EC Merger Regulation approval) which are required to be made or obtained prior to Closing shall have been made or obtained.

(c) No Governmental Order. There shall be no Law or Governmental Order in existence that prohibits or materially restrains the sale of the Transferred Assets or the other transactions contemplated by this Agreement.

(d) Discharge of Intercompany Debt. All Debt of the Business Subsidiaries to the Company and its Affiliates (other than the Business Subsidiaries) and all Debt of the Company and its Affiliates (other than the Business Subsidiaries) to the Business Subsidiaries shall have been terminated, discharged, cancelled, paid or otherwise satisfied in full.

(e) Other Agreements. The Company and/or its Affiliates, as applicable, shall have executed and delivered, or caused to be executed and delivered, to the Acquiror the Transition Services Agreement and Post-Closing Agreement.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01. Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of the Company and the Acquiror;

(b) by either the Company or the Acquiror if the Closing shall not have occurred on or before April 1, 2007; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(c) by either the Company or the Acquiror in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the sale of the Transferred Assets; or

(d) (i) by the Company, if the Acquiror breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.01, (B) cannot be cured, or has not been cured within 45 days following delivery of written notice of such breach or failure to perform; provided that solely with respect to any breach that Acquiror reasonably determines is capable of being cured, such 45 day period shall automatically be extended for such period thereafter as the Acquiror is diligently and in good faith pursuing the cure thereof, and (C) has not been waived by the Company or (ii) by the Acquiror, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 8.02, (y) cannot be cured or has not been cured within 45 days following delivery of written notice of such breach or failure to perform; provided, that solely with respect to any breach that the Company reasonably determines is capable of being cured, such 45 day period shall automatically be extended for such period thereafter as the Company is diligently and in good faith pursuing the cure thereof and (z) has not been waived by the Acquiror;

Section 9.02. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

Section 9.03. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Sections 5.04 and 5.19, and Article XI; provided, however, that nothing in this Agreement shall relieve either the Company or the Acquiror from liability for failure to perform the obligations set forth in Section 5.05 or (ii) any willful failure to perform its obligations under this Agreement.

Section 9.04. Extension; Waiver. At any time prior to the Closing, either the Company or the Acquiror may (a) extend the time for the performance of any of the obligations or other acts of the other Person, (b) waive any inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the agreements of the other Person contained in this Agreement or (d) waive any condition precedent to its obligation to consummate the transaction as set forth in Section 8.01 or 8.02 (as applicable). Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE X.

INDEMNIFICATION

Section 10.01. Indemnification by the Company(a) . (a)  Subject to Sections 10.01(b), 10.03 and 11.01, the Company shall indemnify, defend and hold harmless the Acquiror and its Affiliates and their respective Representatives (collectively, the “Acquiror Indemnified Parties”) against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representations or warranties made by the Company in this Agreement or any Schedule, certificate or document delivered pursuant hereto;

(ii) any breach or failure by the Company to perform any of its covenants or obligations contained in this Agreement or any Schedule, certificate or document delivered pursuant hereto;

(iii) without duplication, any liabilities or obligations of the Business Subsidiaries for (A) Taxes to the extent those Taxes are in respect of periods prior to the Effective Time or (B) any Taxes of Access Graphics Ltd. for any degrouping charges arising solely as a result of an intra group transfer, within the 6 year period ending on the Closing Date, of an asset which is owned by Access Graphics Ltd. at Closing.

(iv) any Excluded Liability.

(b) Notwithstanding any other provision to the contrary, (i) the Company shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 10.01(a)(i) (A) if such Loss was reflected in the calculation of the Adjusted Closing Payment, (B) with respect to any claim unless such claim involves Losses in excess of $10,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses) and (C) until the aggregate amount of the Acquiror Indemnified Parties’ Losses exceeds 1% of the Purchase Price, in which case the Company shall be liable for the full amount of such Losses of the Acquiror Indemnified Party from the first dollar, but only if such Losses also meet the requirements of subclauses (A) and (B) of clause (i) of this Section 10.01(b)); and (ii) the cumulative indemnification obligation of the Company under Section 10.01(a)(i) shall in no event exceed 10% of the Purchase Price; provided, however, that this Section 10.01(b) shall not apply to Losses of the following types (and the same shall not be taken into account in determining whether any of the thresholds or limitations set forth above in this paragraph (b) shall have been satisfied): (I) any Losses pursuant to Section 10.01(a)(i) that are related to Taxes or (II) any Losses arising out of or related to the untruth or breach of any representation or warranty made in Sections 3.01, 3.02, 3.03, 3.13 and 3.16.

(c) Notwithstanding any other provision to the contrary, to the extent any registered Business Copyrights or Business Trademarks are not identified in Section 3.12(d) of the Disclosure Schedule, the only remedy for good faith or innocent breach of the representation and warranty set forth in Section 3.12(d) is that the Company shall supplement Section 3.12(d) of the Disclosure Schedule and assign to Acquiror, effective as of the Effective Time, any later discovered registered Business Copyright or Business Trademark as of the Effective Time pursuant to Section 5.13(a) (which assignment shall be executed and delivered to Acquiror promptly after the discovery of any such breach).

Section 10.02. Indemnification by the Acquiror. Subject to Sections 10.03 and 11.01, the Acquiror shall indemnify, defend and hold harmless the Company and its Affiliates and Representatives (collectively, the “Company Indemnified Parties”) against, and reimburse any Company Indemnified Party for, all Losses that such Company Indemnified Party may suffer or incur, or become subject to, as a result of or in connection with:

(a) the inaccuracy or breach of any representations or warranties made by the Acquiror in this Agreement or any Schedule, certificate or document delivered pursuant hereto;

(b) any breach or failure by the Acquiror to perform any of its covenants or obligations contained in this Agreement or any Schedule, certificate or document delivered pursuant hereto;

(c) after the Closing, any claim or cause of action by any Person arising before, on or after the Closing Date against any Company Indemnified Party with respect to the ownership or conduct or operations of the Business, any of the Business Subsidiaries or the Transferred Assets (including the Acquiror’s actions with respect to the Business, the Transferred Assets or the Business Subsidiaries subsequent to the Closing Date), except for any claims with respect to which the Company is obligated to indemnify the Acquiror Indemnified Parties under Section 10.01(a) of this Agreement;

(d) after the Closing, any Assumed Liability; or

(e) any liabilities or obligations of the Business Subsidiaries or related to the Transferred Assets for Taxes to the extent those Taxes are in respect of periods (or portions of such periods) that begin after the Effective Time.

Section 10.03. Notification of Claims(a) . (a)  A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or other circumstance that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or other circumstance; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is materially prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 11.01 for such representation, warranty, covenant or agreement. This Section 10.03 shall not apply to matters governed by Section 7.01(e).

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.03(a) with respect to any Third Party Claim, the Indemnifying Party may assume the defense and control of any Third Party Claim upon written notice to the Indemnified Party within 30 days of receipt of notice for the Indemnified Party of commencement of such Third Party Claim and, in the event that the Indemnifying Party shall assume such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided that if in the reasonable opinion of counsel to the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. The party that shall assume the control of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim. The Company or the Acquiror, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. Notwithstanding anything in this Section 10.03 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment in respect thereof unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 10.01(b), pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the amount of the settlement offer that the Indemnified Party declined to accept. If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim (it being agreed that in the event the Indemnifying Party recovers any amounts in respect thereof in excess of the amount so paid to the Indemnified Parties (after giving effect to the reduction thereto to account for the costs and expenses incurred by the Indemnifying Party in recovering such amounts), the Indemnifying Party shall promptly remit the amount of such excess to the Indemnified Party.

(c) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.03(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 30 days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article X. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 11.11.

Section 10.04. Exclusive Remedies. Except with respect to the matters covered by Section 2.09, the Company and the Acquiror acknowledge and agree that, following the Closing, the indemnification provisions of Sections 10.01 and 10.02 shall be the sole and exclusive remedies of the Company and the Acquiror, respectively, for any breach of the representations or warranties in this Agreement and for any failure to perform or comply with any covenants or agreements in this Agreement that, by their terms, were to have been performed or complied with prior to the Closing.

Section 10.05. Additional Indemnification Provisions. The Company and the Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation in this Agreement or any other document executed in connection with the Closing (a) each such obligation shall be calculated on an After-Tax Basis and (b) all Losses shall be net of any third-party insurance proceeds which either have been recovered by, or are recoverable by, the Indemnified Party in connection with the facts giving rise to the right of indemnification (provided that such calculation should reflect any increased costs incurred by the Indemnified Party as a result of such claims, including any restructure or prospective premium adjustments associated with such coverage). In any case where an Indemnified Party recovers from a third Person any amount in respect of a matter for which an Indemnifying Party has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

Section 10.06. Mitigation(a) . Each of the parties agrees to mitigate their respective Losses to the extent required by applicable Law.

Section 10.07. Third Party Remedies. If the Acquiror or any Business Subsidiary (or any of their respective Affiliates) is at any time entitled (whether by reason of a contractual right, a right to take or bring a legal action, availability of insurance, or a right to require a payment discount or otherwise) to recover from another Person any amount in respect of any matter giving rise to a Loss (whether before or after the Company has made a payment to Acquiror hereunder and in respect thereof), the Acquiror shall (and shall cause its applicable Affiliate (including any Business Subsidiary) to) (a) promptly notify the Company and provide such information as the Company may require relating to such right of recovery and the steps taken or to be taken by the Acquiror in connection therewith, (b) if so required by the Company (subject to the Acquiror being indemnified to its reasonable satisfaction by the Company against all reasonable out-of-pocket costs and expenses incurred by the Acquiror in respect thereof), first take all steps (whether by making a claim against its insurers, commencement of an Action or otherwise) as the Company may reasonably require to pursue such recovery, and (c) keep the Company fully informed of the progress of any action taken in respect thereof. Thereafter any claim against the Company shall be limited (in addition to the limitations on the liability of the Company referred to in this Article X) to the amount by which the Losses suffered by the Acquiror exceed the amounts so recovered by Acquiror or any such Business Subsidiary or Affiliate.

ARTICLE XI.

GENERAL PROVISIONS

Section 11.01. Survival. The representations, warranties, covenants and agreements of the Company and the Acquiror contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement shall survive in full force and effect until the date that is twelve months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Sections 10.01 or 10.02 thereafter); provided, however, that (i) the representations and warranties made in Sections 3.01, 3.02, 3.03, 3.11(a), 3.16 and 4.06 shall survive the Closing indefinitely, (ii) the representations and warranties made in Section 3.13 shall survive until the date that is thirty-six (36) months after the Closing Date; and provided, further, that the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date, shall survive for the period provided in such covenants and agreements, if any, or until twelve months after such covenant is fully performed and (iii) the representations and warranties made in Section 3.18 shall survive until the date that is thirty days after the expiration of the applicable statute of limitations.

Section 11.02. Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred. All Transfer Taxes shall be paid by the Acquiror.

Section 11.03. Notices. All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

(i) if to the Company:

GE Commercial Finance 83 Wooster Heights Road Danbury, CT 06810 Attention:	Strategic Transactions Counsel

GE Commercial Finance
901 Main Ave., Suite 800
Norwalk, CT 06851 Attention:	Senior Counsel, M&A

with a copy to:

Weil, Gotshal & Manges, LLP 767 Fifth Avenue New York, NY 10153
Attention:William M. Gutowitz, Esq.
Facsimile:212-310-8007
(ii)	if to the Acquiror:

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034 Attention:	David Birk
Facsimile:	480-643-7877

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Barbara L. Becker
Facsimile: 212-351-6202

Section 11.04. Public Announcements. Except as may be required by Law or stock exchange rules, no party to this Agreement or any Affiliate or Representative of such party shall make any public announcements or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without prior notification to the other parties, and prior to any announcement or communication the parties shall cooperate as to the timing and contents of any such announcement or communication.

Section 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.06. Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, the Transaction Agreements constitute the entire agreement of the Company, on the one hand, and the Acquiror, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the Company and/or its Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 11.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided that Acquiror may assign the right (but not the obligation) to purchase one or more of the Business Subsidiaries to an Acquiror Designee, which assignment shall in no way limit Acquiror’s duties or obligations hereunder. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 11.08. No Third-Party Beneficiaries. Except as provided in Article IX with respect to the Company Indemnified Parties and Acquiror Indemnified Parties and except as provided in Sections 5.11 through 5.12 and Exhibit D, with respect to GE, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09. Amendment. No provision of any Transaction Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.

Section 11.10. Disclosure Schedules. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosed for other Sections and Schedules of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.

Section 11.11. Dispute Resolution(a) . (a)  Except as set forth in Sections 2.06 and 2.09 and except with respect to any request for equitable relief (including interim relief) by the Company on or prior to the Closing Date, any dispute, controversy or claim arising out of or relating to the transactions contemplated by the Transaction Agreements, or the validity, interpretation, breach or termination of any such agreement, including claims seeking redress or asserting rights under any Law (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Section 11.11 and Section 11.12. Until completion of such procedures, no party may take any action to force a resolution of a Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Agreement or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm.

(b) Any party seeking resolution of a Dispute shall first submit the Dispute for resolution by mediation pursuant to the Center of Public Resources Model Procedure for Mediation of Business Disputes as then in effect. Mediation will continue for at least 60 days unless the mediator chooses to withdraw sooner.

(c) All communications among the parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Dispute.

Section 11.12. Governing Law; Submission to Jurisdiction; Waivers. This Agreement and each other Transaction Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to the conflicts of law principles of such state other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York. The Company and the Acquiror agree that if any Dispute is not resolved by mediation undertaken pursuant to Section 11.11, such Dispute shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the Company and the Acquiror by this Agreement irrevocably and unconditionally:

(a) submits for itself and its property in any Action relating to the Transaction Agreements, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court;

(b) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(c) waives all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to any of the Transaction Agreements, or its performance under or the enforcement of the Transaction Agreements;

(d) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.03; and

(e) agrees that nothing in the Transaction Agreements shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 11.13. Bulk Sales Laws(a) . The Acquiror and the Company each hereby waive compliance by the Company with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or any jurisdiction outside the United States.

Section 11.14. Rules of Construction. Interpretation of the Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) provisions shall apply, when appropriate, to successive events and transactions; (g) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; and (h) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 11.15. Counterparts. Each of the Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

MRA SYSTEMS, INC.

By:

     Name:

     Title:

AVNET, INC.

By:

     Name:

     Title:

EXHIBIT A

List of Business Subsidiaries

A. BUSINESS SUBSIDIARIES

Business Subsidiary	Equity Seller	% of Total Equity
Access Graphics BV*	MRA Systems, Inc.	100%
Access Graphics Ltd.*	MRA Systems, Inc.	100%
Access Graphics Canada, Inc.*	MRA Systems, Inc.	100%

• Those Business Subsidiaries marked with an asterisk (*) are “International Subsidiaries”.

EXHIBIT B

DEFINITIONS

“Acceptable Letter of Credit” means an irrevocable letter of credit (i) obtained by Acquiror (as account party) and issued by Bank of America (or another bank or financial institution reasonably acceptable to the Company and Acquiror) to and in favor of the Company (as beneficiary), (ii) in the amount of the Closing Payment plus an amount equal to the interest on the Closing Payment, computed at the Settlement Rate, for the period from (but excluding) the Closing Date to (but excluding) the first Business Day after the Closing Date, (iii) unconditionally drawable at any time by the Company in full in the event that the Company does not receive on or before 11:59 p.m. (New York time) on the date that the Company presents the Closing Check to a bank or financial institution for payment, immediately available funds equal to the face amount of the Closing Check (provided that the Company presents the Closing Check for payment by 10:00 a.m. (New York time) on that date to a branch or office of the bank or financial institution from which the Acquiror has drawn the Closing Check), and (iv) otherwise in form and substance reasonably satisfactory to the Company.

“Acquiror” shall have the meaning set forth in the Preamble.

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 10.01(a).

“Acquiror’s Accountants” means Deloitte & Touche LLP.

“Acquiror’s Banker” shall have the meaning set forth in Section 4.09.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Adjusted Closing Balance Sheet” shall mean a pro forma balance sheet of the Business as of the Effective Time prepared by adjusting the Closing Balance Sheet to reflect the Special Adjustments.

“Adjusted Closing Payment” shall be an amount equal to the sum of (a) $412,500,000 plus the amount (if any) by which the Closing Shareholder’s Equity exceeds $302.4 million and minus the amount (if any) by which the Closing Shareholder’s Equity is less than $302.4 million.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, the Company shall not be deemed an Affiliate of the Business Subsidiaries at any time after the Effective Time.

“Affiliate Transactions” shall have the meaning set forth in Section 3.20.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any Tax benefit derived by the Indemnified Party, as the result of sustaining such Losses, in the year in which such Loss is suffered (assuming that the deduction related to such Tax benefit is the last item of deduction used by the Indemnified Party). Such Tax consequences shall be computed assuming that the Indemnified Party is subject to taxation at the highest applicable marginal income tax rate.

“Agreed Warranty” means, with respect to any GTSI Receivables, that Acquiror (i) has and is transferring to GE good and valid title to such GTSI Receivable free and clear of all Liens (but only to the extent that the Acquiror received at the Closing good and valid title to such GTSI Receivables free and clear of all Liens) and (ii) that Acquiror has complied with all covenants and agreements with respect to such GTSI Receivable from the Closing Date through the Repurchase Date.

“Agreement” means this Stock and Asset Purchase Agreement dated as of November 6, 2006 between the Company and the Acquiror, including the Disclosure Schedule and the Exhibits, and all amendments to such agreement made in accordance with Section 11.09.

“Ancillary Agreements” means the Bill of Sale, Assignment and Assumption Agreement, the Post-Closing Agreement and the Transition Services Agreement.

“Assets” means the assets of every type and description that are owned, leased or licensed by any of the Business Subsidiaries.

“Assumed Contracts” shall have the meaning set forth in Section 2.02(a)(iii).

“Assumed Liabilities” shall have the meaning set forth in Section 2.02(c).

“Benefits Arrangements” shall have the meaning set forth in Section 2.02(b)(v).

“Bill of Sale, Assignment and Assumption Agreement” means a bill of sale, assignment and assumption agreement in form reasonably satisfactory to the Acquiror and the Company (i) transferring to the Acquiror all of the tangible personal property owned or held by the Company as of the Effective Time included in the Transferred Assets and (ii) pursuant to which the Company shall assign to the Acquiror and the Acquiror shall assume all of the Assumed Liabilities.

“Business” shall have the meaning set forth in Recital B.

“Business Copyrights” means any and all registered and unregistered Copyrights owned by the Company or the Business Subsidiaries which (i) cover any aspect of the Business Technology, or (ii) cover any publication (including operators, users, and repair manuals, advertising and promotional literature, movies or commercials and other publications) published or used by or on behalf of the Business and which, in either case, have no application to other products, services or other businesses of the Company and its Affiliates (other than the Business Subsidiaries) outside the Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” shall have the meaning set forth in Section 3.15(a).

“Business Intellectual Property” means the Business Technology, Business Copyrights and Business Trademarks.

“Business Subsidiaries” shall have the meaning set forth in Recital A.

“Business Technology” means the Technology which is owned by the Company or the Business Subsidiaries and is used and existing within the Business, which, immediately prior to the Closing, is available within the facilities of the Business that are being acquired by the Acquiror under this Agreement, and which has no application to other products, services or other businesses of the Company and its Affiliates outside the Business.

“Business Trademarks” means the United States, state and foreign trademarks, service marks, logos, trade dress or trade names, whether registered or unregistered, and pending applications to register the foregoing owned by the Company or the Business Subsidiaries and used exclusively in the Business immediately prior to the Closing, other than (x) the GE Name and GE Marks, or (y) any trademarks, service marks, logos, trade dress or trade names that include the GE Name or the GE Marks.

“Capital Stock” means capital stock of or other type of equity interest in, as applicable, a Person.

“Cash Equivalents” shall have the meaning set forth in the Transaction Accounting Principles.

“Closing” shall have the meaning set forth in Section 2.04.

“Closing Balance Sheet” shall mean a pro forma balance sheet of the Business as of the Effective Time (and the notes and schedules, if any, thereto), prepared by the Company and certified by Company’s Accountants in accordance with the provisions of Section 2.09 (including those pertaining to the resolutions of disputes with respect thereto).

“Closing Date” shall have the meaning set forth in Section 2.04.

“Closing Notice” shall have the meaning set forth in Section 2.06(a).

“Closing Payment” shall have the meaning set forth in Section 2.06(b).

“Closing Shareholder’s Equity” shall mean the amount reflected on the final Adjusted Closing Balance Sheet as the consolidated pro forma shareholder’s equity with respect to the Business.

“COBRA” shall have the meaning set forth in Exhibit D.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to section 7 of the Competition Act.

“Company’s Accountants” means KPMG LLP.

“Company’s Guarantees” shall have the meaning set forth in Section 5.07.

“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C-34, as amended.

“Competition Act Approval” means either (a) the applicable waiting period under the Competition Act shall have expired or been terminated and the Acquiror shall have been advised in writing by the Commissioner of Competition appointed under such Act that she has determined not to make an application for an order under section 92 or section 100 of such Act in respect of the purchase of the shares of Access Graphics Canada Inc. and any other assets relating to the portion of the Business carried on in Canada, or (b) an advance ruling certificate shall have been issued under section 102 of such Act in respect of the transactions contemplated by this Agreement.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.04.

“Contracts” means all contracts, subcontracts, agreements, leases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind, that relate to the Business and to which the Company or a Business Subsidiary is a party, or by which the Assets or Transferred Assets are bound, other than (i) all contracts, agreements or other arrangements or instruments of any kind relating to Tax, (ii) Benefits Arrangements, (iii) Insurance Arrangements, or (iv) contracts, agreements or other arrangements or instruments that are Excluded Assets.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Copyrights” means United States and foreign copyrights, rights in copyrightable works, and, rights in mask works subject to protection under the mask works provisions of the United States Copyright Act, whether registered or unregistered, and pending applications to register the same, in each case existing on the Closing Date.

“Debt” means financial indebtedness for borrowed money from third party lending sources, other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to the Acquiror and which forms a part of this Agreement.

“Dispute” shall have the meaning set forth in Section 11.11(a).

“EC Merger Regulation” means Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

“Effective Time” means 11:59 p.m. (New York time) on the Closing Date.

“Employee Plans” shall have the meaning set forth in Section 3.15(a).

“Environmental Law” means any Law relating to pollution or protection of the environment, including the use, handling, transportation, treatment, storage, presence, disposal, release, management or discharge of Hazardous Materials, or exposure of persons to such Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license, consent or other authorization required under or issued pursuant to any Environmental Law.

“Equity Interests” shall have the meaning set forth in Recital C.

“Equity Shares” means shares of or other ownership interests in Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.02(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.02(c).

“Excluded Real Property Leases” shall have the meaning set forth in Section 2.02(b)(iii).

“Executive Agreements” shall have the meaning set forth in Section 3.15(c).

“Financial Statements” shall have the meaning set forth in Section 3.06(a).

“Fiscal End” of a calendar month means (i) December 3, 2006 with respect to the month of November, 2006, (ii) December 31, 2006 with respect to the month of December 2006, (iii) February 4, 2007 with respect to the month of January, 2007, (iv) March 4, 2007 with respect to the month of February, 2007 and (v) April 1, 2007 with respect to the month of March, 2007.

“Foreign Benefit Plans” shall have the meaning set forth in Section 3.15(d).

“Form Employment Agreements” shall have the meaning set forth in Section 3.15(c).

“GAAP” means the generally accepted accounting principles, as in effect from time to time.

“GE” means the General Electric Company, a New York corporation.

“GE Indemnified Parties” shall have the meaning set forth in Section 10.02.

“GE Name and GE Marks” shall have the meaning set forth in Section 5.11.

“GE’s Banker” shall have the meaning set forth in Section 3.16.

“Governmental Authority” means any United States federal, state or local, or any provincial, foreign, supra-national, or other non-U.S., government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GTSI” means GTSI Corp., a Delaware corporation.

“GTSI Receivables” means all trade accounts receivable of the Business payable by GTSI and its Affiliates as of the Closing Date.

“Hazardous Material” means (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos or polychlorinated biphenyls, or (b) any chemical, material, waste or substance defined, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic, or as a pollutant or contaminant, or words of similar meaning and effect and/or any substances considered by the relevant authorities as a pollutant, contaminant or waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act.

“Identified Notes Receivable” means the promissory notes and notes receivable related thereto due and owing to the Business from (a) Sigma Solutions, Inc., (b) Fusionstorm, and (c) Strategic Technologies, Inc..

“Income Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to the income Taxes of the Company.

“Indemnified Party” shall have the meaning set forth in Section 10.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.03(a).

“Insurance Arrangements” shall have the meaning set forth in Section 2.02(b)(vi).

“Intellectual Property” means: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade dress, logos, any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) copyrightable works, copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and (d) confidential and proprietary information, including trade secrets, processes and know-how, in each case existing on the Closing Date.

“Intercompany Agreements” shall have the meaning set forth in Section 2.02(b)(ix).

“International Plan” shall have the meaning set forth in Exhibit D.

“International Subsidiaries” shall have the meaning set forth in Exhibit A.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge, after due inquiry, of any of Anna McDermott, Peter Frankovsky, Melissa Kelley, James Briggs, Christopher Jacobs or Alan Flanagan.

“Law” means any U.S. federal, state or local, or any provincial, foreign or other non-U.S., statute, law, secondary or subordinate legislation, ordinance, regulation, directive, rule, code, order, common law, European Union treaty, regulation or directive or other requirement or rule of law.

“Leased Real Property” means any real property leased by the Company (the lease for which is included in the Transferred Assets) or any real property leased by a Business Subsidiary.

“Lease Agreements” shall have the meaning set forth in Section 5.16.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

“Losses” means all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending such claims); provided, however, that in no event shall “Losses” include any consequential, special, incidental, indirect or punitive damages, lost profits or diminution in value.

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition, operations, assets, liabilities or results of operations of the Business; provided, however, that any adverse event, change, circumstance, effect or state of facts arising out of or resulting from (a) an event or series of events or circumstances affecting (i) the United States economy generally or the economy generally of any other country or jurisdiction in which the Company or any of the Business Subsidiaries operates, or (ii) any of the industries generally in which the Business operates, in the case of both clauses (i) and (ii), only to the extent that any such event or circumstance does not have a disproportionate effect on the Business, (b) the entering into of or the consummation of the transactions contemplated by or the performance of obligations under, or the announcement of, the foregoing or the Transaction Agreements, (c) any action or omission required to be taken (or to be omitted from being taken) by the Company in accordance with this Agreement or the Transaction Agreements (other than Section 5.01(a) hereof), (d) any matter set forth on Schedule 1 relating to the Company’s and the Business Subsidiaries’ relationship with Sun Microsystems, Inc. and its Affiliates, (e) any changes in applicable Laws or accounting rules, (f) any statements, disclaimers or announcements by Acquiror (whether public or to one or more Persons and whether made prior to or after the date hereof) of any potential, contemplated or planned actions that will or may be taken by or in respect of the Business (including any cost reduction, rationalization of employees or consolidation of the Business) following or in connection with the consummation of the transactions contemplated by this Agreement, or (g) acts of war or terrorism that do not have a disproportionate effect on the Business, shall not constitute a Material Adverse Effect; and provided, further, that in no event shall the failure of the Company and the Business Subsidiaries to meet internal projections, in and of itself, constitute a Material Adverse Effect.

“Material Contract” means any Contract which (i) represents an aggregate future liability of the Company or any of the Business Subsidiaries, or represents the future right of any of the foregoing to receive, an amount in excess of $19.5 million in any one fiscal year with respect to the Business, (ii) contains covenants limiting the ability of any of the Company or a Business Subsidiary to engage in any line of business or to compete with any Person, (iii) during the 6-month period ending on the date hereof, resulted in revenue to the Business in excess of $4 million, or (iv) would be required to be disclosed by the Company under Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission (assuming for purposes of this clause (iv) that the only assets and liabilities of the Company were those that relate exclusively to the Business).

“Material Permits” shall have the meaning set forth in Section 3.10(a).

“Parent Plans” shall have the meaning set forth in Section 3.15(a).

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of real property or materially interfering with the ordinary conduct of business; and (e) Liens incurred in the ordinary course of business and on a basis consistent with past practice securing obligations or liabilities that are not individually or in the aggregate material to the relevant Leased Real Property.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Post-Closing Agreement” means a Post-Closing Agreement in the form attached hereto as Exhibit I.

“Purchase Price” shall have the meaning set forth in Section 2.05(a).

“Reference Balance Sheet” shall have the meaning set forth in Section 3.06(a).

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, accountants, financing sources, investment bankers or other representatives of such Person.

“RoHs Directive” means Directive 2002/95/EC of the European Parliament and of the council of 27 January 2003 on the restriction of the use of certain hazardous substances in electronical and electronic equipment.

“Selected Accounting Firm” shall mean a public accounting firm with nationally recognized auditing expertise, which shall be selected by Acquiror’s Accountants and Company’s Accountants to resolve a dispute arising pursuant to Section 2.09 hereof.

“Settlement Date” shall mean the fifth Business Day following the date of delivery to Acquiror and the Company of the final Adjusted Closing Balance Sheet as provided in Section 2.09(a)(vi).

“Settlement Interest” shall mean the amount obtained by accruing interest on the Settlement Payment at the Settlement Rate, in effect from time to time, for the period from (but excluding) the date on which the Effective Time occurs to (but excluding) the date upon which the Settlement Payment is made.

“Settlement Payment” shall mean an amount equal to the absolute value of the difference between (i) the Closing Payment and (ii) the Adjusted Closing Payment.

“Settlement Rate” shall mean, on any date, the rate of interest for 90-day commercial paper placed by General Electric Capital Corporation, as reported on such date in the “Money Rates” section of the Eastern Edition of The Wall Street Journal (or, if such rate is not so reported on such date, on the immediately preceding date for which such rate was so reported).

“Special Adjustments” shall mean such adjustments to the Closing Balance Sheet as shall be necessary to, to the extent not otherwise reflected in the Closing Balance Sheet (a) remove all Excluded Assets and Excluded Liabilities, (b) reflect, at the full outstanding receivables balance thereof (without reduction for any reserves or provision for losses, and without write-off or write-down of any kind), the GTSI Receivables, (c) reflect the full depreciated net book value of the intangible assets of Access Graphics Ltd. without reduction for write-off or write-down (which net book value shall (i) be based on a net book value thereof at September 30, 2006 of $2,236,297.00 and (ii) give effect to the straight-line method or amortization over a period of five years commencing April, 2003, and (d) reflect, with respect to the Identified Notes Receivable, specific reserves in respect thereof proportionately consistent in amounts (in the aggregate) to the specific reserves posted in respect thereof as at June 30, 2006.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person; provided, however, that for purposes of this Agreement, following the Closing no Business Subsidiary shall be deemed a Subsidiary of GE.

“Subsidiary Plans” shall have the meaning set forth in Section 3.15(a).

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, value added, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes.

“Technology” means documented and undocumented technical information and data in whatever form available existing on the Closing Date, pertaining to: products, product planning, research, development, design, engineering, design automation, layout, drafting, manufacturing, quality control, equipment maintenance, standards, procedures, procurement, purchasing costs, shipping, publications, technical writing, facilities, sales and service; Technology shall include, without limitation, trade secrets, computer software, drawings, material lists, plans, specifications, of all sorts, procedures and control data, test methods and reports, and other engineering data, manufacturing data, and other technical documents.

“Third Party Claim” shall have the meaning set forth in Section 10.03(a).

“Transaction Accounting Principles” means the accounting principles as set forth in Exhibit F.

“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.

“Transferred Assets” shall have the meaning set forth in Section 2.02(a).

“Relevant Employees” shall have the meaning set forth in Exhibit D.

“Transition Services Agreement” shall have the meaning set forth in Section 5.14.

“U.S. Employee Plans” shall have the meaning set forth in Section 3.15(b).

“U.S. Parent Plans” shall have the meaning set forth in Section 3.15(b).

“U.S. Subsidiary Plans” shall have the meaning set forth in Section 3.15(b).

“WEEE Directive” shall mean Directive 2002/96/EC of the European Parliament and of the council of 27 January 2003 on waste electrical and electronic equipment (as amended by Directive 2003/108/EC), as amended.